UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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Ciena Corporation

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Ciena Corporation
7035 Ridge Road
Hanover, Maryland 21076
______________________________________________________________________________
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 20, 2013
______________________________________________________________________________

To the Stockholders of Ciena Corporation:
The 2013 Annual Meeting of Stockholders of Ciena Corporation will be held on March 20, 2013 at 3:00 p.m. Eastern Time. We are pleased that this year’s Annual Meeting will be our first completely virtual meeting of stockholders to be held over the Internet. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/ciena and entering your 12-digit control number.
This year’s Annual Meeting will be held for the following purposes:

1.
To elect three members of the Board of Directors from the nominees named in the attached proxy statement to serve as Class I directors for three-year terms ending in 2016, or until their respective successors are elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2013;

3.	To hold an advisory vote on our executive compensation, as described in these proxy materials; and

4.	To consider and act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
These matters are more fully described in the proxy statement accompanying this notice.
Stockholders of record as of the close of business on January 22, 2013 are entitled to notice of, and to vote at, this year’s Annual Meeting. In accordance with Securities and Exchange Commission rules, we are furnishing these proxy materials and our 2012 Annual Report to Stockholders over the Internet. We believe that posting these materials on the Internet enables us to provide stockholders with the information that they need more quickly, while lowering our costs of printing and delivery and reducing the environmental impact of our Annual Meeting. On February 1, 2013, we mailed to stockholders as of the record date a notice containing instructions on how to access our Annual Meeting materials and vote via the Internet, mail or by telephone.
We believe that your vote, and the vote of every Ciena stockholder is important. Whether or not you plan to participate in the Annual Meeting, we encourage you to review the accompanying proxy statement for information relating to each of the proposals and to cast your vote promptly.
By Order of the Board of Directors,
David M. Rothenstein
Secretary
Hanover, Maryland
February 1, 2013

i

CIENA CORPORATION
7035 RIDGE ROAD
HANOVER, MARYLAND 21076
________________________

PROXY STATEMENT
________________________

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 20, 2013

Our Board of Directors has made these proxy materials available to you via the Internet or, upon your request, has delivered printed versions of these materials to you by mail. We are furnishing this proxy statement in connection with the solicitation by our Board of Directors of proxies to be voted at our 2013 Annual Meeting. The Annual Meeting will be held on March 20, 2013 at 3:00 p.m. Eastern Time, or at any adjournment thereof. As described below, this year’s Annual Meeting will be our first completely virtual meeting of stockholders to be held over the Internet.

INTERNET AVAILABILITY OF ANNUAL MEETING MATERIALS

We are making this proxy statement and our 2012 Annual Report to Stockholders for the fiscal year ended October 31, 2012, including our Annual Report on Form 10-K for the fiscal year ended October 31, 2012, available to our stockholders on the Internet. On February 1, 2013, we mailed our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including this proxy statement and our 2012 Annual Report. The Notice of Internet Availability of Proxy Materials also provides instructions on how to vote over the Internet, by mail or by telephone. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request these materials. Other stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote over the Internet, or have been mailed paper copies of our proxy materials and a proxy card or a vote instruction form from their bank or broker.
Internet distribution of proxy materials is designed to expedite receipt by stockholders, lower the cost of our Annual Meeting, and reduce the environmental impact of our Annual Meeting. However, if you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions for requesting such materials contained on the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

ATTENDING THE ANNUAL MEETING

Ciena will be hosting this year’s Annual Meeting live over the Internet at www.virtualshareholdermeeting.com/ciena. This year’s Annual Meeting will be a completely virtual meeting of stockholders. A summary of the information you need to attend the Annual Meeting online is provided below:

•Any stockholder can attend and listen to the Annual Meeting live over the Internet at
www.virtualshareholdermeeting.com/ciena;

•Only stockholders as of the record date for the Annual Meeting, by using their 12-digit control number, may vote or submit questions while attending the Annual Meeting;

•Instructions on how to attend and participate in the Annual Meeting are posted at www.virtualshareholdermeeting.com
/ciena;

•Questions regarding how to attend and participate in the Annual Meeting will be answered by calling 1-855-449-0991 on the meeting date; and

•A webcast replay of the Annual Meeting will be available online until March 20, 2014.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Who may vote at the Annual Meeting?

The Board of Directors has set January 22, 2013 as the record date for the Annual Meeting. If you were the owner of Ciena common stock at the close of business on January 22, 2013, you may vote at the Annual Meeting. You are entitled to one vote for each share of common stock you held on the record date.

A list of stockholders of record entitled to vote at the Annual Meeting will be open to examination by any stockholder, for any purpose germane to the Annual Meeting, during normal business hours for a period of ten days before the Annual Meeting at our corporate offices at 7035 Ridge Road, Hanover, Maryland 21076, and online during the Annual Meeting accessible at www.virtualshareholdermeeting.com/ciena.

How many shares must be present to hold the Annual Meeting?

A majority of our shares of common stock outstanding as of the record date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a “quorum.” On the record date, there were 101,517,154 shares of Ciena common stock outstanding. Your shares are counted as present at the Annual Meeting if you either attend our online Annual Meeting or properly submit your proxy prior to the Annual Meeting.

Why was I mailed a notice regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide stockholders access to our proxy materials over the Internet. Accordingly, we sent a Notice of Internet Availability of Proxy Materials (“Notice”) to all of our stockholders as of the record date. The Notice includes instructions on how to access our proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

What proposals will be voted on at the Annual Meeting?

The items scheduled to be voted on at the Annual Meeting are:

•	the election of three Class I directors to the Board of Directors for three-year terms ending in 2016, or until their respective successors are elected and qualified;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 31, 2013; and

•	an advisory vote on our executive compensation, as described in these proxy materials.

How will voting on any business not described in this proxy statement be conducted?

We are not currently aware of any other business to be acted upon at the Annual Meeting. If any other matters are properly submitted for consideration at the Annual Meeting, including any proposal to adjourn the Annual Meeting, the persons named as proxies will vote the shares represented thereby in their discretion. Adjournment of the Annual Meeting may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of common stock representing a majority of the votes present in person or by proxy at the Annual Meeting, whether or not a quorum exists, without further notice other than by an announcement made at the Annual Meeting.

How does the Board of Directors recommend that I vote?

The Board of Directors recommends that you vote:

•	“FOR” the election of the three Class I nominees named in this proxy statement;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm; and

•	“FOR” the advisory vote on our executive compensation.

How many votes are required to approve each proposal?

In the case of an uncontested election, our bylaws require that each director be elected by the vote of a majority of the votes cast by holders of shares present in person or represented by proxy at the Annual Meeting. For this purpose, a “majority of the votes cast” means that the number of votes cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director’s election. For more information regarding the Board’s required procedures and disclosures associated with this majority vote standard, please see “Majority Vote Standard in Director Elections” in the “Corporate Governance and the Board of Directors” section below. In the case of a contested election (i.e., an election in which the number of candidates exceeds the number of directors to be elected), directors will be elected by plurality vote. For this election, the election of directors at the Annual Meeting is uncontested, meaning that the nominees will be elected by a majority of the votes cast.

Approval of proposals 2 and 3 each require the affirmative vote of a majority of the total votes cast by holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on these proposals.

How are votes counted?

With regard to proposals 1-3 set forth in this proxy statement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain from voting on these proposals, your shares will be counted as present for purposes of establishing a quorum at the Annual Meeting. An abstention will not count as a vote “FOR” or “AGAINST” the proposals at the Annual Meeting and will have no effect on the outcome of the election of our directors in an uncontested election or on the outcome of the vote on the remaining proposals.

What are broker non-votes and how are they counted at the Annual Meeting?

Broker non-votes occur when brokers do not receive voting instructions from their customers and the broker does not have discretionary voting authority with respect to a proposal. If you hold shares through a broker, bank or other nominee and you do not give instructions as to how to vote, your broker may have authority to vote your shares on certain routine items but not on other items. Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business but will not be counted for purposes of the election of directors and will have no effect on the outcome of the vote on the remaining proposals.

What is the difference between holding shares as a “stockholder of record” and as a beneficial owner of shares held in “street name”?

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” with respect to those shares, and the Notice was sent directly to you.

If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account. You should follow the instructions in the Notice or voting instructions provided to you by that organization in order to vote your shares.

How do I vote my shares without participating in the online Annual Meeting?

Whether you are a “stockholder of record” or hold your shares in “street name,” you may direct your vote without participating in the online Annual Meeting.

If you are a stockholder of record, you may vote by Internet by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing and submitting your proxy card and returning it by mail or by submitting your vote by telephone. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity.

If you are the beneficial owner of shares held in street name, you may be eligible to vote your shares electronically over the Internet or by telephone by following the instructions on the Notice. If you request printed copies of the proxy materials by mail, you may also vote by signing the voter instruction form provided by your bank or broker and returning it by mail. If you provide specific voting instructions by mail, telephone or the Internet, your shares will be voted by your broker or nominee as you have directed.

The persons named as proxies are executive officers of Ciena. All proxies properly submitted in time to be counted at the Annual Meeting will be voted in accordance with the instructions contained therein. If you submit your proxy without voting instructions, your shares will be voted by the proxy holders in accordance with the recommendations of the Board of Directors set forth above.

How do I vote my shares during the online Annual Meeting?

Even if you plan to attend and participate in our online Annual Meeting, we encourage you to vote by telephone or Internet, or by returning a proxy card following your request of printed materials. This will ensure that your vote will be counted if you are unable to, or later decide not to, participate in the online Annual Meeting. Whether you are a stockholder of record or hold your shares in “street name,” you may vote online at the Annual Meeting. You will need to enter your 12-digit control number (included in your Notice, your proxy card or the voting instructions that accompanied your proxy materials) to vote your shares at the Annual Meeting.

What happens if my shares are held in more than one account?

If your shares are held in more than one account, you will receive a Notice for each account. To ensure that all of your shares in each account are voted, you must vote in accordance with the Notice you receive for each account.

May I revoke my proxy and change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may revoke your proxy via the Internet or by phone by following the instructions included in your proxy materials, or by submitting a written notice of revocation to Ciena Corporation, 7035 Ridge Road, Hanover, Maryland 21076, Attention: Corporate Secretary. You may also revoke a previously submitted proxy by voting again on a later date on the Internet, by telephone or by signing and returning a new proxy card by mail (only your latest proxy submitted prior to the Annual Meeting will be counted), or by attending and voting at the Annual Meeting. Your attendance at the online Annual Meeting will not automatically revoke your proxy unless you enter your 12-digit control number and electronically vote again at the Annual Meeting.

What happens if additional matters are presented at the meeting?

Management knows of no matters to be presented for action at the Annual Meeting other than those mentioned in this proxy statement and the deadline under our bylaws for stockholder proposals and director nominations has passed. However, if any additional matters properly come before the Annual Meeting, it is intended that the persons named as proxies will vote on such other matters in accordance with their judgment of the best interests of Ciena. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxies will vote for such other candidate or candidates as may be nominated by the Board of Directors.

Will the Annual Meeting be webcast?

Yes. This year’s Annual Meeting will be a completely virtual meeting and will be webcast live at www.virtualshareholdermeeting.com/ciena. All stockholders may attend and listen live to the webcast of the Annual Meeting. Stockholders as of the record date of the Annual Meeting may electronically vote their shares and submit questions while attending the Annual Meeting over the Internet by using the 12-digit control number included in your Notice, your proxy card or the voting instructions that accompanied your proxy materials. A replay of the Annual Meeting audio webcast will be available on our website for approximately one year.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of elections and will be subsequently published by us by the filing of a current report on Form 8-K with the SEC shortly following our Annual Meeting. This filing will also be available on our website at www.ciena.com.

Who is soliciting my vote and who will bear the cost of this solicitation?

Our Board of Directors is making this solicitation, and Ciena will bear the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We have engaged Alliance Advisors as our proxy solicitor to help us solicit proxies for a fee of $9,500, plus reasonable out of pocket expense. Copies of solicitation materials may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of Ciena common stock, and normal handling charges may be paid for such forwarding service. Officers and other Ciena employees, who will receive no additional compensation for their services, may solicit proxies by mail, e-mail, via the Internet, personal interview or telephone.

PROPOSAL NO. 1

ELECTION OF CLASS I DIRECTORS

Overview

Our Board of Directors currently consists of eight directors divided into three classes. Each class of our Board of Directors serves a staggered three-year term. At the Annual Meeting, three directors will be elected to fill positions in Class I, whose term expires at the Annual Meeting. Dr. Nettles, Mr. Rowny and Ms. Fitt, each of whom is a current Class I director, are the nominees for election at the Annual Meeting. The nomination of these directors to stand for election at the Annual Meeting has been recommended by the Governance and Nominations Committee and has been approved by the Board of Directors. Each of the nominees for Class I, if elected, will serve for a three-year term expiring at the 2016 Annual Meeting, or until his or her successor is elected and qualified, or until such director’s earlier death, resignation or removal from the Board.

Director Qualifications

The Governance and Nominations Committee reviews candidates for service on the Board and recommends nominees for election to fill vacancies on the Board of Directors, including nomination for re-election of directors whose terms are due to expire. In discharging its responsibilities to nominate candidates for election to the Board of Directors, the Governance and Nominations Committee endeavors to identify, recruit and nominate candidates characterized by wisdom, maturity, sound judgment, excellent business skills and high integrity. The Governance and Nominations Committee seeks to assure that the Board of Directors is composed of individuals of diverse backgrounds who have a variety of complementary experience, training and relationships relevant to Ciena’s business. This diversity of background and experience includes ensuring that the Board includes individuals with experience or skills sufficient to meet the requirements of the various rules and regulations of The NASDAQ Stock Market and the SEC, such as the requirements to have a majority of independent directors and an audit committee financial expert. In nominating candidates to fill vacancies created by the expiration of the term of a director, the Governance and Nominations Committee determines whether the incumbent director is willing to stand for re-election. If so, the Governance and Nominations Committee evaluates his or her performance to determine suitability for continued service, taking into consideration, among other things, each director’s contributions to the Board, the value of the continuity of his or her service, and the individual’s familiarity with Ciena’s business, operations or markets.

Each of the nominees has consented to serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election, or declines to accept election, or is otherwise unavailable for election prior to our Annual Meeting, proxies solicited by our Board of Directors will be voted by the proxy holders for the election of any other person or persons as the Board of Directors may recommend, or our Board of Directors, at its option, may further reduce the number of directors that constitute the entire Board of Directors.

Information Regarding Nominees and Continuing Directors

Information for each person nominated for election as a Class I director at the Annual Meeting, including age, term of office and business experience, including directorships during the past five years, as well as for each director continuing service on the Board, is set forth below. In addition, for each person, we have included information regarding the business or other experience, qualifications, attributes or skills that factored into the determination by the Governance and Nominations Committee and by our Board of Directors that each such person should serve as a director on our Board.

Nominees for Election to Board — Class I Directors with Terms Expiring in 2013

Lawton W. Fitt
Ms. Fitt, age 59, has served as a Director of Ciena since November 2000. From October 2002 to March 2005, Ms. Fitt served as Director of the Royal Academy of Arts in London. From 1979 to October 2002, Ms. Fitt was an investment banker with Goldman Sachs & Co., where she was a partner from 1994 to October 2002, and a managing director from 1996 to October 2002. In addition to her service as a director of non-profit organizations, Ms. Fitt currently serves on the board of directors of Thomson Reuters, The Carlyle Group L.P., and The Progressive Corporation, and has previously served on the board of directors of Overture Acquisition Corporation and Frontier Communications Company.

The Board believes that Ms. Fitt’s substantial investment banking experience and expertise in structuring and negotiating acquisition and financing transactions, together with her understanding of the capital markets, are significant assets for the Board. Ms. Fitt brings a strong financial background to her service as Chairperson of the Audit Committee along with significant experience in the areas of raising capital, financial oversight and risk analysis. The Board also believes it benefits from Ms. Fitt’s previous executive management experience and from her service as a director and member of the audit committee of other companies.

Patrick H. Nettles, Ph.D
Dr. Nettles, age 69, has served as a Director of Ciena since April 1994 and as Executive Chairman of the Board of Directors since May 2001. From October 2000 to May 2001, Dr. Nettles was Chairman of the Board and Chief Executive Officer of Ciena, and he was President and Chief Executive Officer from April 1994 to October 2000. Dr. Nettles serves as a Trustee for the California Institute of Technology and serves on the board of directors of Axcelis Technologies, Inc. and The Progressive Corporation. Dr. Nettles also serves on the board of directors of Optiwind Corp, a privately-held company, and has previously served on the board of directors of Apptrigger, Inc., formerly known as Carrius Technologies, Inc.

As a founder and former Chief Executive Officer of Ciena, the Board believes that Dr. Nettles provides significant institutional and industry knowledge and provides key insight and advice in the Board’s consideration and oversight of corporate strategy and management development. The Board believes that Dr. Nettles’ executive management experience with Ciena, along with his operational management experience and technical expertise, provide the Board a unique perspective and enable him to make significant contributions to the Board. The Board also benefits from Dr. Nettles’ experience as a public company director.

Nominees for Election to Board — Class I Directors with Terms Expiring in 2013

Michael J. Rowny
Mr. Rowny, age 62, has served as a Director of Ciena since August 2004. Mr. Rowny has been Chairman of Rowny Capital, a private equity firm, since 1999. From 1994 to 1999, and previously from 1983 to 1986, Mr. Rowny was with MCI Communications in positions including President and Chief Executive Officer of MCI’s International Ventures, Alliances and Correspondent group, acting Chief Financial Officer, Senior Vice President of Finance, and Treasurer. Mr. Rowny’s career in business and government has also included positions as Chairman and Chief Executive Officer of the Ransohoff Company, Chief Executive Officer of Hermitage Holding Company, Executive Vice President and Chief Financial Officer of ICF Kaiser International, Inc., Vice President of the Bendix Corporation, and Deputy Staff Director of the White House. Mr. Rowny also serves on the board of directors of Neustar, Inc. and Pixspan, Inc. and has previously served on the board of directors of Llamagraphics, Inc. and Step 9 Software Corporation.

Serving in his role as the Audit Committee Financial Expert, the Board believes that Mr. Rowny provides a high level of expertise and significant leadership experience in the areas of finance, accounting and audit oversight. In addition to his previous executive management and experience in international and telecommunications businesses, Mr. Rowny brings to the board a strong understanding of the capital markets, cash management practices and strategic business opportunities, including acquisitions and other investments. The Board also benefits from Mr. Rowny’s experience as a public company director.

Continuing Directors — Class II Directors with Terms Expiring in 2014

Harvey B. Cash
Mr. Cash, age 74, has served as a Director of Ciena since April 1994. Mr. Cash is a general partner of InterWest Partners, a venture capital firm in Menlo Park, California, which he joined in 1985. Mr. Cash serves on the board of directors of First Acceptance Corp., Silicon Laboratories, Inc. and Argonaut Group, Inc. and has previously served on the board of directors of i2 Technologies, Inc., Voyence, Inc. and Staktek Holdings, Inc.

As a result of his tenure with Ciena, Mr. Cash has strong institutional knowledge of Ciena’s business and industry, which he is able to leverage in his capacity as Ciena’s lead outside director and as Chairperson of the Committee on Governance and Nominations. As a venture capital professional, Mr. Cash also brings to the Board expertise, deep experience and extensive relationships in the high technology sector in general, including the component and chip industries, and the telecommunications industry in particular. The Board believes that Mr. Cash’s experience in venture capital offers important insight into market conditions, strategic investments and emerging technologies.

Judith M. O’Brien
Ms. O’Brien, age 62, has served as a Director of Ciena since July 2000. Since November 2012, Ms. O’Brien has served as a partner and head of the Emerging Company Practice Group at the law firm of King & Spalding. From November 2006 through December 2010, Ms. O’Brien served as Executive Vice President and General Counsel of Obopay, Inc., a provider of mobile payment services. From February 2001 until October 2006, Ms. O’Brien served as a Managing Director at Incubic Venture Fund, a venture capital firm. Ms. O’Brien was a lawyer with Wilson Sonsini Goodrich & Rosati, where, from February 1984 to February 2001, she was a partner specializing in corporate finance, mergers and acquisitions and general corporate matters. Ms. O’Brien has previously served on the board of directors of Adaptec, Inc. and currently serves on the board of Theatro Labs, Inc, a privately-held company.

Continuing Directors — Class II Directors with Terms Expiring in 2014

Judith M. O’Brien (cont’d)
As a result of both her experience working in a private law firm focused on technology companies, and of her service as a venture capital professional and as in-house general counsel, the Board believes that Ms. O’Brien provides an important perspective with respect to the overall technology sector and in identifying and assessing legal and regulatory risks. The Board benefits from Ms. O’Brien’s expertise in assessing and structuring strategic transactions, including capital raising opportunities, intellectual property matters, acquisitions, joint ventures and strategic alliances. Ms. O’Brien also brings extensive knowledge and experience in the areas of executive compensation and corporate governance to her service as Chairperson of the Compensation Committee and her membership on the Governance and Nominations Committee.

Gary B. Smith
Mr. Smith, age 52, joined Ciena in 1997 and has served as President and Chief Executive Officer since May 2001. Mr. Smith has served on Ciena’s Board of Directors since October 2000. Prior to his current role, his positions with Ciena included Chief Operating Officer and Senior Vice President, Worldwide Sales. Mr. Smith previously served as Vice President of Sales and Marketing for INTELSAT and Cray Communications, Inc. Mr. Smith also serves on the board of directors of Avaya Inc. and CommVault Systems, Inc. Mr. Smith is a member of the President’s National Security Telecommunications Advisory Committee, the Global Information Infrastructure Commission and the Center for Corporate Innovation.

As the Chief Executive Officer of Ciena, Mr. Smith brings his leadership skills, industry experience and comprehensive knowledge of Ciena’s business, financial position, and operations to Board deliberations. Having led the company for over eleven years, including through a transformative acquisition and complex integration, Mr. Smith offers the Board a unique perspective on the strategic and operational challenges and opportunities faced by Ciena. With almost 30 years of experience in the telecommunications industry, during which time he has lived and worked on four continents, Mr. Smith’s global industry sales and marketing experience also provide the Board an important perspective into Ciena’s markets and business and selling strategies.

Continuing Directors — Class III Directors with Terms Expiring in 2015

Bruce L. Claflin
Mr. Claflin, age 61, has served as a Director of Ciena since August 2006. Mr. Claflin served as President and Chief Executive Officer of 3Com Corporation from January 2001 until his retirement in February 2006. Mr. Claflin joined 3Com as President and Chief Operating Officer in August 1998. Prior to 3Com, Mr. Claflin served as Senior Vice President and General Manager, Sales and Marketing, for Digital Equipment Corporation. Mr. Claflin also worked for 22 years at IBM, where he held various sales, marketing and management positions, including general manager of IBM PC Company’s worldwide research and development, product and brand management, as well as president of IBM PC Company Americas. Mr. Claflin also serves on the board of directors of Advanced Micro Devices (AMD), where he is currently Chairman of the Board.

The Board believes that Mr. Claflin’s prior service as a Chief Executive Officer of a technology company in an adjacent industry provides the Board with a high level of expertise and experience in the operations of a global, high technology company. In addition to his strategic insights, Mr. Claflin brings to the Board his previous management and oversight experience relating to sales, marketing, research and development, supply chain management and manufacturing. Mr. Claflin also brings to the Board experience in international business transactions, risk management, executive compensation and a business-oriented approach to resolving operational challenges. The Board also benefits from Mr. Claflin’s service as Chairman of the Board of a public technology company.

Patrick T. Gallagher
Mr. Gallagher, age 57, has served as a Director of Ciena since May 2009. From March 2008 until March 2012, Mr. Gallagher was Chairman of Ubiquisys Ltd., a leading developer and supplier of femtocells for the global 3G mobile wireless market. From January 2008 until February 2009, Mr. Gallagher was Chairman of Macro 4 plc, a global software solutions company, and from May 2006 until March 2008, served as Vice Chairman of Golden Telecom Inc., a leading facilities-based provider of integrated communications in Russia and the CIS. From 2003 until 2006, Mr. Gallagher was Executive Vice Chairman and served as Chief Executive Officer of FLAG Telecom Group and, prior to that role, held various senior management positions at British Telecom. Mr. Gallagher also serves on the board of directors of Harmonic Inc. and Sollers JSC.

The Board believes that Mr. Gallagher’s extensive international business experience provides the Board with expertise and an important perspective regarding international transactions and markets. His experience as a senior executive of major European telecommunications service providers offers the Board insight into carrier customer perspectives as well as industry opportunities, marketing and sales strategies and operational challenges outside of the United States. His industry background and prior management expertise also provide the Board with significant industry knowledge in submarine and wireless network applications and strategic growth market opportunities for Ciena. The Board also benefits from Mr. Gallagher’s experience as a public company director in both the U.S. and Europe.

Proposal No. 1 — Recommendation of the Board of Directors

The Board of Directors recommends that Ciena stockholders vote “FOR” the election of the three Class I nominees listed above.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

Ciena has adopted a number of policies and practices, some of which are described below, which highlight its commitment to sound corporate governance principles. Ciena also maintains a corporate governance page on its website that includes additional related information, as well as Ciena’s bylaws, codes of conduct, principles of corporate governance, and the charters for each of the Audit Committee, Compensation Committee and Governance and Nominations Committee. The corporate governance page can be found by clicking on the “Corporate Governance” link in the “Investors” section of our website at www.ciena.com.

Independent Directors

In accordance with the current listing standards of The NASDAQ Stock Market, the Board of Directors, on an annual basis, affirmatively determines the independence of each director or nominee for election as a director. The Board of Directors has determined that, with the exception of Dr. Nettles and Mr. Smith, both of whom are employees of Ciena, all of its members are “independent directors,” using the definition of that term in the listing standards of The NASDAQ Stock Market. Also, all members of the Board’s standing Audit, Compensation and Governance and Nominations Committees, more fully described below, are independent directors.

Communicating with the Board of Directors

The Board of Directors has adopted a procedure for receiving and addressing communications from stockholders. Stockholders may send written communications to the entire Board of Directors, to the independent directors serving on the Board, or to any of the Board’s committees, by addressing communications to Ciena Corporation, 7035 Ridge Road, Hanover, Maryland 21076, Attention: Corporate Secretary. Communication by e-mail should be addressed to ir@ciena.com and marked “Attention: Corporate Secretary” in the “Subject” field. Our General Counsel serves as Corporate Secretary and determines, in his discretion, whether the nature of the communication is such that it should be brought to the attention of the Board, the independent directors or one of the Board committees. As a general matter, the Corporate Secretary does not forward spam, junk mail, mass mailings, job inquiries, surveys, business solicitations or advertisements, or offensive or inappropriate material.

Codes of Ethics

Ciena has adopted a Code of Business Conduct and Ethics that is applicable to all of its directors, officers and employees. The Code of Business Conduct and Ethics reflects Ciena’s policy of dealing with all persons, including our customers, employees, investors, and suppliers, with honesty and integrity. All new employees are required to complete training on our Code of Business Conduct and Ethics and we conduct recurring, annual training and periodic courses related to specific topics contained therein.

In accordance with the Sarbanes-Oxley Act of 2002, Ciena has also adopted a Code of Ethics for Senior Financial Officers that is specifically applicable to Ciena’s Chief Executive Officer, Chief Financial Officer and Controller. Its purpose is to promote honest and ethical conduct, and compliance with the law, particularly as it relates to the maintenance of Ciena’s financial records and the preparation of financial statements filed with the SEC.

A copy of both Ciena’s Code of Business Conduct and Ethics and its Code of Ethics for Senior Financial Officers can be found on the “Corporate Governance” page of the “Investors” section of our website at www.ciena.com. You may also obtain copies of these documents without charge by writing to: Ciena Corporation, 7035 Ridge Road, Hanover, Maryland 21076, Attention: Corporate Secretary.

Principles of Corporate Governance, Bylaws and Other Governance Documents

Our Board of Directors has adopted Principles of Corporate Governance and other corporate governance documents that supplement certain provisions of our bylaws and relate to, among other things, the composition, structure, interaction and operation of the Board of Directors. Some of the key governance features of our Principles of Corporate Governance, bylaws and other governance documents are summarized below.

Majority Vote Standard in Director Elections.  Ciena’s bylaws and Principles of Corporate Governance provide that, in the case of an uncontested election, each director be elected by the vote of a majority of the votes cast by holders of shares present in person or represented by proxy at the Annual Meeting. For this purpose, “a majority of the votes cast” means that the number of votes cast “FOR” a director’s election exceeds the number of votes cast “AGAINST” that director’s election. In the case of a contested election (i.e., an election in which the number of candidates exceeds the number of directors to be elected), however, directors will be elected by plurality vote.

As a condition of their nomination, incumbent directors and director nominees are required to submit to Ciena an irrevocable resignation that becomes effective only if (i) that person fails to receive a majority vote in an election; and (ii) the Board of Directors accepts his or her resignation. Should any director fail to receive a majority of the votes cast in an uncontested election, the Governance and Nominations Committee will promptly consider the resignation and recommend to the Board whether to accept or reject it, or whether other action should be taken. No later than 90 days following the date of the certification of the election results, the Board of Directors will disclose its decision by press release and a Form 8-K filed with the SEC. The Board of Directors will provide a full explanation of the process by which the decision was reached and, if applicable, the rationale for rejecting the resignation. If a resignation is accepted by the Board, the Governance and Nominations Committee will recommend to the Board whether to fill the vacancy or to reduce the size of the Board of Directors.

Any director whose resignation is being considered is not permitted to participate in the recommendation of the Governance and Nominations Committee or the decision of the Board as to his or her resignation. If the resignations of a majority of the members of the Governance and Nominations Committee were to become effective as a result of the voting, the remaining independent directors will appoint a special committee among themselves for the purpose of considering the resignations and recommending whether to accept or reject them.

Selection of Board Members; Vacancies.  For any director elected by the Board of Directors to fill a vacancy, Ciena’s bylaws limit the term of office of such person until the first annual meeting following election.

Service on Other Boards of Directors.  Ciena’s Board of Directors believes that directors should not serve on more than four other boards of public companies in addition to our Board of Directors. In the event that a director wishes to join the board of directors of another public company in excess of the limit above, our Board, in its sole discretion, will determine whether service on the additional board of directors is likely to interfere with the performance of the director’s duties to Ciena, taking into account the individual, the nature of his or her other activities, and such other factors or considerations as our Board deems relevant. In selecting nominees for election as a director, the Governance and Nominations Committee and the Board will take into account the other demands on the time of a candidate and will avoid candidates whose other responsibilities might interfere with effective service on our Board of Directors.

Change in Principal Occupation of Director.  In some cases, when a director changes his or her principal occupation, the change may result in an increased workload, actual or apparent conflicts of interest, or other consequences that may affect his or her ability to continue to serve on Ciena’s Board of Directors. As a result, the Board of Directors has determined that when a director substantially changes his or her principal occupation, including by retirement, that director will tender his or her resignation to the Board of Directors. In considering the notice of resignation, the Governance and Nominations Committee will weigh such factors as it deems relevant and recommend to the Board of Directors whether the resignation should be accepted, and the Board will act promptly on the matter with any acceptance of such resignation to be promptly publicly disclosed.

Stock Ownership Requirements.  In order to further align the interests of Ciena’s executive officers and directors with those of Ciena’s stockholders, and to illustrate and promote our commitment to sound corporate governance, we maintain stock ownership guidelines for executive officers and non-employee directors. These guidelines require such persons to hold shares of Ciena stock of a value equal to the lesser of a multiple of annual base salary or a fixed number of shares as follows:

Position	Stock Ownership Requirement
CEO & Executive Chairman	Lesser of 3.0x annual base salary or 100,000 shares
Executive Officers	Lesser of 1.5x annual base salary or 40,000 shares
Non-Employee Directors	Lesser of 3.0x annual retainer or 15,000 shares

Each executive officer has until the later of December 2014 or five years from the date such individual first becomes subject to the guidelines to attain the requisite stock ownership. Shares that count toward satisfaction of the stock ownership guidelines include: (i) shares owned outright by such person or his or her immediate family members residing in the same household; (ii) shares held in trust for the benefit of such person or his or her family; and (iii) shares purchased on the open market. Unexercised stock options, whether or not vested, and unvested restricted stock units, do not count toward the satisfaction of the guidelines. The guidelines may be waived, at the Governance and Nominations Committee’s discretion, if compliance would create hardship or prevent compliance with a court order.

Prohibition Against Pledging Ciena Securities and Hedging Transactions. In accordance with Ciena’s Insider Trading Policy, directors and executive officers are prohibited from pledging Ciena securities and engaging in hedging transactions with respect to Ciena securities. Ciena specifically prohibits directors and executive officers from holding Ciena securities in any margin account for investment purposes or otherwise using Ciena securities as collateral for a loan. Such persons are also prohibited from purchasing certain instruments (including prepaid variable forward contracts, equity swaps and collars) and engaging in transactions designed to hedge or offset any decrease in the value of Ciena securities.

Committee Responsibilities.  The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Governance and Nominations Committee. Each committee meets regularly and has a written charter that can be found on the “Corporate Governance” page of the “Investors” section of our website at www.ciena.com. At each regularly scheduled Board meeting, the chairperson or a member of each committee reports on any significant matters addressed by the committee.

Executive Sessions.  Our independent directors on the Board of Directors meet regularly in executive session without employee-directors or other executive officers present. The lead independent director presides at these meetings.

Outside Advisors.  The Board of Directors, and each of its standing committees, may retain outside advisors and consultants at its discretion and at Ciena’s expense. Management’s consent to retain outside advisors is not required.

Board Effectiveness.  To ensure that our Board of Directors and its committees are performing effectively and in the best interests of Ciena and its stockholders, the Board performs an annual assessment of itself, its Committees and each of its members.

Copies of our Principles of Corporate Governance and bylaws can be found on the “Corporate Governance” page of the “Investors” section of our website at www.ciena.com.

Board Leadership Structure

Although our Board of Directors does not have a formal policy on whether the roles of Chief Executive Officer and Chairman should be separate, Ciena has separately maintained these positions since 2001. Separating the Executive Chairman and Chief Executive Officer roles allows us to efficiently develop and implement corporate strategy that is consistent with the Board’s oversight role, while facilitating strong day-to-day executive leadership. Mr. Smith currently serves as Chief Executive Officer and Dr. Nettles, who previously served as Chief Executive Officer until Mr. Smith assumed that role in 2001, serves as Executive Chairman.

One of our independent Board members is elected to serve as lead independent director. The lead independent director is responsible for coordinating the activities of the other independent directors and has the authority to preside at all meetings of the Board of Directors at which the Executive Chairman is not present, including executive sessions of the independent directors. The lead independent director serves as principal liaison on Board-wide issues between the independent directors and the Executive Chairman, and approves meeting schedules and agendas and monitors the quality of information sent to the Board. The lead independent director may also recommend the retention of outside advisors and consultants who report directly to the Board of Directors. If requested by stockholders, when appropriate, the lead independent director will also be available for consultation and direct communication. Mr. Cash currently serves as Ciena’s lead independent director.

The Board believes its leadership structure is appropriate for Ciena. Through the role of the lead independent director, the independence of the Board’s committees, and the regular use of executive sessions of the independent directors, the Board is able to maintain independent oversight of our business strategies and activities. These features, together with the role and responsibilities of the lead independent director described above, work to ensure a full and free discussion of issues important to Ciena. At the same time, the Board is able to take advantage of the unique blend of leadership, experience and knowledge of our industry and business that Dr. Nettles brings to the role of Executive Chairman.

Board Oversight of Risk

The Board of Directors believes that risk management is an important part of establishing, updating and executing Ciena’s business strategy. The Board, as a whole and at the committee level, has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations and the financial condition and performance of the company. The Board focuses its oversight on the most significant risks facing the company and on its processes to identify, prioritize, assess, manage and mitigate those risks. The Board and its committees receive regular reports from members of senior management on areas of material risk to the company, including strategic, operational, financial, legal and regulatory risks. The Board also receives an annual report from senior management on the status of any material risks as part of Ciena’s enterprise risk management process. While the Board has an oversight role, management is principally tasked with direct responsibility for management and assessment of risks and the implementation of processes and controls to mitigate their effects on the company.

The Audit Committee as part of its responsibilities oversees the management of financial risks, including but not limited to accounting matters, liquidity and credit risks, corporate tax positions, insurance coverage, and cash investment strategy and financial results. The Audit Committee is also responsible for overseeing the management of risks relating to the performance of the company’s internal audit function and its independent registered public accounting firm, as well as the company’s systems of internal controls and disclosure controls and procedures. The Compensation Committee is responsible for overseeing the management of risks relating to the company’s executive compensation and overall compensation and benefit strategies, plans, arrangements, practices and policies. The Governance and Nominations Committee oversees the management of risks associated with the company’s overall compliance and corporate governance practices, and the independence, composition and compensation of the Board. Each of these committees provides regular reports to the full Board on at least a quarterly basis.

Committees of the Board of Directors and Meetings

During fiscal 2012, the Board of Directors held six meetings. The three standing committees of the Board of Directors held meetings as follows:

•	the Audit Committee held nine meetings;

•	the Compensation Committee held nine meetings; and

•	the Governance and Nominations Committee held seven meetings.

All of our directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the committees on which they served during fiscal 2012. Ciena encourages, but does not require, members of the Board of Directors to attend the Annual Meeting. All of our directors attended Ciena’s 2012 Annual Meeting.

Composition of Standing Committees

The table below details the composition of Ciena’s standing Board committees as of fiscal 2012 year-end. Mr. Smith and Dr. Nettles do not serve on committees of the Board of Directors.

Director	Audit Committee	Compensation Committee	Governance and Nominations Committee
Harvey B. Cash		X	Chairperson
Bruce L. Claflin	X	X
Lawton W. Fitt	Chairperson
Patrick T. Gallagher	X		X
Judith M. O’Brien		Chairperson	X
Michael J. Rowny	X

Audit Committee

The Audit Committee falls within the definition of “audit committee” under Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (“Exchange Act”). The Board of Directors has determined that each member of the Audit Committee meets the independence criteria established by the SEC under Rule 10A-3 under the Exchange Act and qualifies under the independence standards of The NASDAQ Stock Market. The Board of Directors has determined that Mr. Rowny is an “audit committee financial expert” as defined in Item 407 of Regulation S-K of the Exchange Act.

Among its responsibilities, the Audit Committee appoints and establishes the compensation for Ciena’s independent registered public accounting firm, approves in advance all engagements with Ciena’s independent registered public accounting firm to perform audit and non-audit services, reviews and approves the procedures used by Ciena to prepare its periodic reports, reviews and approves Ciena’s critical accounting policies, discusses audit plans and reviews results of the audit engagement with Ciena’s independent registered public accounting firm, reviews the independence of Ciena’s independent registered public accounting firm, and oversees Ciena’s internal audit function and Ciena’s accounting processes, including the adequacy of its internal controls over financial reporting. Ciena’s independent registered public accounting firm and internal audit department report directly to the Audit Committee. The Audit Committee also reviews and considers any related person transactions in accordance with our Policy on Related Person Transactions and applicable rules of The NASDAQ Stock Market.

Governance and Nominations Committee

The Governance and Nominations Committee reviews, develops and makes recommendations regarding various aspects of the Board of Directors, including its size, composition, standing committees and practices. The Governance and Nominations Committee also reviews and implements corporate governance policies, practices and procedures. The Governance and Nominations Committee conducts an annual review of the performance of the Board of Directors and its individual members. The Governance and Nominations Committee is also responsible for making recommendations to the Board of Directors regarding the compensation, composition and independence of its non-employee members. The members of the Governance and Nominations Committee are all independent directors under applicable rules of The NASDAQ Stock Market.

It is the policy of the Governance and Nominations Committee to consider recommendations for nomination from other sources, including Ciena’s officers, directors and stockholders. In considering these recommendations, the Governance and Nominations Committee utilizes the same standards described above, and considers the current size and composition of the Board, and the needs of the Board and its committees. When appropriate, the Governance and Nominations Committee may retain executive recruitment firms to assist in identifying suitable candidates. Stockholders who wish to recommend potential nominees may address their recommendations in writing to Ciena Corporation, 7035 Ridge Road, Hanover, Maryland 21076, Attention: Corporate Secretary. For a description of the process by which stockholders may nominate directors in accordance with our bylaws, please see “Stockholder Proposals for 2014 Annual Meeting” below.

Compensation Committee

The Compensation Committee has responsibility, authority and oversight relating to the development of Ciena’s overall compensation strategy and compensation programs. The Compensation Committee establishes our compensation philosophy and policies, and administers compensation plans for executive officers and non-executive employees. The Compensation Committee seeks to assure that our compensation practices promote stockholder interests and support our compensation objectives and philosophy. Ciena’s compensation program for executive officers focuses on addressing the following principal objectives:

•	attract and retain talented personnel by offering competitive compensation packages;

•	motivate employees to achieve strategic and tactical objectives and the profitable growth of Ciena;

•	reward employees for individual and corporate performance; and

•	align executive compensation with stockholder interests.

In making compensation decisions, the Committee also seeks to promote teamwork among and high morale within our executive team.

The Compensation Committee determines the compensation of our executive officers. As part of this determination, the Compensation Committee annually evaluates the performance of our Chief Executive Officer and Executive Chairman, and considers evaluations by or recommendations from our Chief Executive Officer regarding the other executive officers. The Committee also receives information from its compensation consultant. The Committee reviews and has final authority to approve and make decisions with respect to the compensation of Ciena’s executive officers. For detailed information regarding the Compensation Committee, its determination of the form and amount of compensation paid to our executive officers, including the “Named Executive Officers,” and Mr. Smith’s role in such determination, please see “Compensation Discussion and Analysis” below.

The members of the Compensation Committee qualify as “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code, qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act and comply with the independence requirements of The NASDAQ Stock Market. The Compensation Committee’s charter permits the Committee to delegate authority to our Chief Executive Officer in connection with new hires, promotions and other discretionary awards. The Compensation Committee has delegated limited authority to Mr. Smith to make equity awards to employees who are not part of the executive leadership team, within certain parameters and guidelines applicable to, among other things, the size, terms and conditions of such awards. The Compensation Committee regularly reviews at its meetings quarterly and year-to-date grant activity pursuant to this delegated authority.

Compensation Consultant.  To assist it in carrying out its responsibilities, the Compensation Committee is authorized to retain the services of independent advisors. For purposes of advice and consultation with respect to compensation of our executive officers during fiscal 2012, the Committee engaged Compensia, Inc., a national compensation consulting firm. In order to assure Compensia’s continued independence and to avoid any actual or apparent conflict of interest, the Committee does not permit Ciena to engage Compensia to perform any services for Ciena beyond those services provided to the Committee. The Committee has sole authority to retain or terminate Compensia as the Committee’s executive compensation consultant and to approve its fees and other terms of engagement. The Committee regularly, but not less than annually, considers the independence of Compensia and determines whether any related conflicts of interest require disclosure.

In establishing executive compensation for fiscal 2012, the Compensation Committee relied upon Compensia to:

•	assist in the selection of a group of peer companies;

•	provide information on compensation paid by peer companies to their executive officers;

•	provide survey data to supplement publicly available information on compensation paid by peer companies;

•	advise on alternative structures, forms of compensation and allocation considerations;

•	advise the Committee on appropriate levels of compensation for the Named Executive Officers and the other members of the executive leadership team; and

•
prepare “tally sheets” showing, for each executive officer, all elements of compensation received in previous fiscal years, equity grant detail, the projected value of vested and unvested awards outstanding, and a competitive assessment of compensation relative to a peer group.

In addition to its advisory work regarding executive compensation during fiscal 2012, Compensia was also engaged by the Committee to participate in or provide assistance with respect to the Committee’s annual compensation risk assessment, the Compensation Discussion and Analysis included in these proxy materials, and fiscal 2013 director compensation planning.

Compensation Committee Interlocks and Insider Participation

Messrs. Cash and Claflin and Ms. O’Brien, who comprised the Compensation Committee as of the end of fiscal 2012, are independent directors and were not, at any time during fiscal 2012, or at any other time, officers or employees of Ciena. During fiscal 2012, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors an executive officer of Ciena served.

DIRECTOR COMPENSATION

Our director compensation program is designed to attract and retain highly qualified, independent directors to represent stockholders on the Board of Directors and to act in their best interest. The Governance and Nominations Committee, which consists solely of independent directors, has primary responsibility for reviewing and recommending any changes to our director compensation program, with compensation changes approved or ratified by the full Board of Directors.

Our Board of Directors includes two Ciena executive officers: Dr. Nettles, who serves as Executive Chairman of the Board, and Gary Smith, who serves as Ciena’s President and Chief Executive Officer. Except as set forth in “Equity Compensation” below, Dr. Nettles does not receive compensation for his services as a director. As a Named Executive Officer, information regarding the determination of Mr. Smith’s compensation can be found in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” below. Mr. Smith does not receive compensation for his service as a director.

Fiscal 2012 Board Compensation

In connection with certain revisions made to Board compensation for fiscal 2011, the Governance and Nominations Committee specifically determined it would not review Board compensation again until setting compensation for fiscal 2013. As a result, fiscal 2012 Board compensation was unchanged from the previous fiscal year.

At the time the current compensation program was established, the Compensation Committee engaged Compensia to assist in evaluating the competitiveness of our director compensation program. This evaluation was then reviewed by our Governance and Nominations Committee. The Governance and Nominations Committee also considered an overview of the corporate governance environment as well as recent trends and developments relating to director compensation. The Governance and Nominations Committee specifically considered the amount and various components of our director compensation program, as well as the aggregate director compensation costs, in comparison to the board of directors of the same group of peer companies that the Compensation Committee used in determining executive officer compensation at that time. After considering the factors above and the recommendations of the Governance and Nominations Committee, our Board of Directors approved a director compensation program for fiscal 2011 and fiscal 2012, increasing the cash elements for directors serving on Committees and chairpersons thereof, and increasing total delivered value for equity compensation awards in the form of restricted stock units (“RSUs”). The cash and equity components of the fiscal 2012 director compensation program are described below.

Cash Compensation.  Our cash compensation program for non-employee directors for fiscal 2012 was as follows:

Amount ($)
Cash Compensation
Non-Employee Director Annual Retainer	$50,000
Additional Annual Retainer for Lead Outside Director	$10,000
Audit Committee Annual Retainer	$35,000 (Chairperson) $15,000 (other directors)
Compensation Committee Annual Retainer	$25,000 (Chairperson) $10,000 (other directors)
Governance and Nominations Committee Annual Retainer	$15,000 (Chairperson) $6,000 (other directors)

Under this program, the Board of Directors does not pay meeting attendance fees unless the Board, or any standing Board committee, is required to hold an unusually high number of meetings. In the event that the Board or a standing Board committee holds more than ten meetings in a fiscal year, each non-employee director (as applicable) will be entitled to receive an additional $1,500 per meeting for the Chairperson, and $1,000 for other directors. In the event that the Board, or a standing Board committee, creates a special committee or subcommittee that holds more than three meetings in a fiscal year, each non-employee director serving on that committee or subcommittee will be entitled to receive an additional $1,000 per meeting.

We pay the retainer fees set forth above in quarterly installments. Meeting attendance fees, when applicable, are generally paid promptly following the end of the fiscal year, and directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

Equity Compensation.  Our equity compensation program for non-employee directors and Dr. Nettles for fiscal 2012 was as follows:

Targeted Delivered Value ($)
Equity Compensation
Initial RSU Award Upon Election or Appointment	$200,000
Annual RSU Award — Non-Employee Directors	$125,000
Annual RSU Award — Executive Chairman of the Board	$125,000

The actual number of shares underlying RSU awards granted in order to achieve the applicable “targeted delivered value” in the table above is determined based on the average closing price of Ciena’s common stock over the 30-day period immediately prior to the date of the grant. Initial equity awards are made upon first election or appointment to the Board of Directors with the targeted delivered value prorated for the fiscal year based on date of election or appointment. Initial equity awards vest in equal annual installments over a three-year period from the date of grant. Annual equity awards are made on the date of each Annual Meeting of stockholders and vest in equal annual installments over a three-year period from the date of grant. Vesting of the RSU awards is subject to acceleration upon the director’s death, disability, retirement, or upon or in connection with a change in control of Ciena. Delivery of the shares upon vesting is subject to any applicable instruction provided by the director under the Directors’ Restricted Stock Deferral Plan described below.

Director Compensation Table

The following table and the accompanying footnotes describe the “total compensation” received by our non-employee directors and by Dr. Nettles during fiscal 2012. Pursuant to SEC requirements, the director compensation tables below include information regarding Messrs. Bradley and Medina, both of whom resigned from the Board prior to the end of fiscal 2012.

Director Compensation Table

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
Name	($)(1)	($)(2)	($)	($)(3)	($)
Patrick H. Nettles, Ph.D.	—	$130,627	—	$320,677	$451,304
Harvey B. Cash	$85,000	$130,627	—	—	$215,627
Bruce L. Claflin	$75,000	$130,627	—	—	$205,627
Lawton W. Fitt	$85,000	$130,627	—	—	$215,627
Patrick T. Gallagher	$68,000	$130,627	—	—	$198,627
Judith M. O’Brien	$81,000	$130,627	—	—	$211,627
Michael J. Rowny	$65,000	$130,627	—	—	$195,627
Stephen P. Bradley, Ph.D.	$35,500	$—	—	—	$35,500
Manuel D. Medina	$12,500	$167,186	—	—	$179,686
_______________________________________

(1)	Reflects the aggregate dollar amount of all cash compensation earned for service as a director, including the retainers and meeting attendance fees described in “Cash Compensation” above.

(2)
The amounts set forth in the “Stock Awards” column represent the aggregate grant date fair value of restricted stock unit awards granted during fiscal 2012, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The aggregate grant date fair value is calculated using the closing price of our common stock on the grant date as if all of the shares underlying these awards were vested and delivered on the grant date. Mr. Medina’s aggregate grant date fair value is calculated using the closing price of our common stock on June 1, 2012, the date of his initial appointment to Ciena’s board and the date of grant. Aggregate grant date fair value for all other directors is calculated using the closing price of our common stock on March 21, 2012. Each of these awards was granted under the 2008 Omnibus Incentive Plan (“2008 Plan”) and vests over a three-year period from the date of grant. The aggregate grant date fair values will likely vary from the actual amount ultimately realized by any director based on a number of factors, including the number of shares that ultimately vest, the effect of any deferral elections, the timing of any sale of shares, and the market price of our common stock. For information regarding the number of unvested restricted stock units held by each of the non-employee directors and Dr. Nettles as of the end of fiscal 2012, see the “Outstanding Equity Awards for Directors at Fiscal Year End” table below. Mr. Bradley resigned upon the conclusion of his term at the 2012 Annual Meeting and did not receive an equity grant during fiscal 2012. Mr. Medina resigned prior to any vesting of his initial RSU award, and therefore the RSUs reported above were forfeited in their entirety and returned to the 2008 Plan.

(3)
Non-employee directors do not receive any perquisites or other compensation as part of their compensation. Dr. Nettles does not receive cash compensation for his service as a director and the amount reported reflects (a) his $300,000 annual base salary for service as an executive officer of Ciena during fiscal 2012, which was a 53-week fiscal period, (b) the incremental expense of an insurance premium paid by Ciena for a supplemental executive long-term disability insurance policy held by Dr. Nettles, and (c) Section 401(k) plan matching contributions paid by Ciena and available to all full-time U.S. employees on the same terms.

Outstanding Equity Awards for Directors at Fiscal Year-End

The following table sets forth, on an aggregate basis, information related to unexercised stock options and unvested RSU awards held by each of the non-employee directors and by Dr. Nettles as of the end of fiscal 2012. We have not granted stock options to our non-employee directors since fiscal 2006. A significant portion of the stock options held by our directors and reported in the table below were “out-of-the-money,” based upon the $12.78 closing market price per share of Ciena common stock at the end of fiscal 2012. Neither of Mr. Bradley nor Mr. Medina held any outstanding equity awards as of the end of fiscal 2012.

Outstanding Equity Awards at Fiscal Year-End

	Unexercised Option Awards		Stock Awards
	Aggregate Number of Shares Underlying Exercisable Options	Aggregate Number of Shares Underlying Unexercisable Options	Aggregate Number of Unvested Shares or Units
Name	(#)	(#)	(#)
Patrick H. Nettles, Ph.D.	110,356	—	13,647
Harvey B. Cash	11,785	—	13,647
Bruce L. Claflin	6,428	—	13,647
Lawton W. Fitt	11,785	—	13,647
Patrick T. Gallagher	—	—	13,647
Judith M. O’Brien	11,785	—	13,647
Michael J. Rowny	13,451	—	13,647

Directors’ Restricted Stock Deferral Plan

The Directors’ Restricted Stock Deferral Plan allows non-employee directors to defer receipt of all or a portion of the shares underlying RSU awards granted in connection with their service on the Board of Directors. Generally, deferral elections may only be made for awards to be granted in a subsequent calendar year. Directors can elect the amount deferred, the deferral period and the form of distribution of their shares. If a director elects to defer any portion of an award, upon the vesting of that award, we credit a stock account with the amount deferred. There are no other investment options under the plan and all accounts are distributed in shares of Ciena common stock. Distributions may be made in a lump sum or installments, as designated by the participating director, subject to early distribution of vested awards in a lump sum in the event of the participant’s death, termination of service, a change in control of Ciena or termination of the plan.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm to audit Ciena’s consolidated financial statements for the fiscal year ending October 31, 2013, and is asking stockholders to ratify this appointment at the Annual Meeting.

PwC has audited our consolidated financial statements annually since Ciena’s incorporation in 1992. A representative of PwC is expected to be present at the Annual Meeting to be webcast live this year. He or she will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions. In making its recommendation to the Board of Directors to select PwC as Ciena’s independent registered public accounting firm for fiscal 2013, the Audit Committee has considered whether the non-audit services provided by PwC are compatible with maintaining the independence of PwC. Information regarding fees billed by PwC for our 2011 and 2012 fiscal years is set forth under “Relationship with Independent Registered Public Accounting Firm” below.

Our bylaws do not require that stockholders ratify the appointment of our independent registered public accounting firm. We are seeking ratification because we believe it is a matter of good corporate governance. In the event that stockholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain PwC, but may ultimately determine to retain PwC as our independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that it is advisable to do so.

Proposal No. 2 — Recommendation of the Board of Directors

The Board of Directors recommends that Ciena stockholders vote “FOR” the ratification of the appointment of PwC as our independent registered public accounting firm for the current fiscal year.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table shows the fees that PwC billed to Ciena for professional services rendered for fiscal years 2011 and 2012.

	Fiscal	Fiscal
Fee Category	2011	2012
Audit Fees	$3,810,000	$3,922,830
Audit-Related Fees	$40,000	$40,000
Tax Fees	$73,558	$49,888
All Other Fees	—	3,085
Total Fees	$3,923,558	$4,015,803

Audit Fees. This category of the table above includes fees for the integrated audit of our annual financial statements, review of financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by PwC in connection with statutory and regulatory filings or engagements. The preparation of Ciena’s audited financial statements includes compliance with Section 404 of the Sarbanes-Oxley Act of 2002 and the preparation by PwC of a report expressing its opinion regarding the effectiveness of our internal control over financial reporting. Fiscal 2011 and 2012 audit fees reflect PwC’s integrated audit of our financial statements for those years. Fiscal 2012 audit fees includes fees related to audit services performed during the fiscal year for a separate financial statement audit of our Canadian subsidiary.

Audit-Related Fees. This category of the table above includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not included above under “Audit Fees.” Fiscal 2011 and 2012 audit-related fees include auditor services relating to various accounting consultations, including, for fiscal 2012, with respect to foreign currency hedging activity and a convertible notes exchange transaction.

Tax Fees. This category of the table above includes fees for tax compliance, tax advice and tax planning. Fiscal 2011 and fiscal 2012 fees relate to international value added tax (VAT) compliance services.

All Other Fees. This category of the table above includes fees for services provided by PwC that are not included in the service categories reported above. Fiscal 2012 fees relate to services provided for a high-level workshop on trends within our industry on information technology. Ciena did not incur any such fees during fiscal 2011.

Pre-Approval of Services

The Audit Committee pre-approves all services provided by our independent registered public accounting firm, including audit services (such as statutory audit engagements as required under local country laws) and non-audit services. For audit services with respect to Ciena Corporation, each year our independent registered public accounting firm provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year, which must be accepted by the Audit Committee before the audit commences. Our independent registered public accounting firm also submits an audit services fee proposal, which also must be approved by the Audit Committee before the audit commences.

Each year, management also submits to the Audit Committee a list of non-audit services for which it recommends the independent registered public accounting firm be engaged to provide and an estimate of the fees to be paid for each. Management and the independent registered public accounting firm must each confirm to the Audit Committee that the performance of the non-audit services on the list would not compromise the independence of our registered public accounting firm and would be permissible under applicable legal requirements. The Audit Committee must approve both the list of non-audit services and the budget for each such service before commencement of the work. Our management and our independent registered public accounting firm report to the Audit Committee at each of its regular meetings as to the non-audit services actually provided by the independent registered public accounting firm and the approximate fees incurred by Ciena for those services.

To ensure prompt handling of unexpected matters, the Audit Committee has authorized its Chairperson to amend or modify the list of approved permissible non-audit services and fees. If the Chairperson exercises this delegation of authority, she reports the action taken to the Audit Committee at its next regular meeting.

In compliance with the Audit Committee’s internal policy and auditor independence rules of the SEC, all audit and permissible non-audit services provided by PwC to Ciena for the fiscal years 2011 and 2012 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Ciena specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Exchange Act.

The Audit Committee oversees Ciena’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. The Audit Committee meets with Ciena’s independent registered public accounting firm, PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examinations and Ciena’s financial reporting practices. The Audit Committee met with management periodically during fiscal 2012 to consider the adequacy of Ciena’s internal controls, and discussed these matters with PricewaterhouseCoopers LLP and Ciena senior management, finance and internal audit personnel. The Committee also discussed with senior management and PricewaterhouseCoopers LLP Ciena’s disclosure controls and procedures.

The Audit Committee has reviewed and discussed Ciena’s audited financial statements for fiscal 2012 with management and with PricewaterhouseCoopers LLP. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding Pricewaterhouse Coopers LLP’s communications with the audit committee concerning independence and has discussed with Pricewaterhouse Coopers LLP its independence. Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in this report, the Audit Committee recommended to the Board of

Directors that the audited financial statements for fiscal 2012 be included in Ciena’s Annual Report on Form 10-K for fiscal 2012 for filing with the SEC.

Submitted by the members of the Audit Committee:

Lawton W. Fitt (Chairperson)
Bruce L. Claflin
Patrick T. Gallagher
Michael J. Rowny

OWNERSHIP OF SECURITIES

The following table sets forth, as of January 14, 2013, the beneficial ownership of Ciena’s common stock for the following persons:

•	all stockholders known by us to own beneficially 5% or more of our common stock;

•	our Chief Executive Officer and the other Named Executive Officers (as that term is defined in the “Executive Compensation Tables” below);

•	each of our directors; and

•	all of our directors and executive officers as a group.

Certain information in the table concerning beneficial owners other than our directors and executive officers is based on information contained in filings made by such beneficial owners with the SEC.

Under SEC rules, beneficial ownership of a class of capital stock includes any shares of such class as to which a person, directly or indirectly, has or shares voting power or investment power and also any shares as to which a person has the right to acquire such voting or investment power within 60 days through the exercise or conversion of any stock option, stock award, or other similar right. Beneficial ownership reported by certain 5% or more stockholders also includes shares underlying outstanding convertible notes issued by Ciena as set forth in the footnoted details. If two or more persons share voting power or investment power with respect to specific securities, each such person is deemed to be the beneficial owner of such securities. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of such acquisition rights. As a result, the percentage of outstanding shares held by any person in the table below does not necessarily reflect the person’s actual voting power. As of January 14, 2013, there were 101,516,991 shares of Ciena common stock outstanding.

	Number of Shares Owned (1)	Right to Acquire (2)	Beneficial Ownership Total (3)	Percent of Outstanding Shares
Name of Beneficial Owner

5% or More Stockholders

Loomis, Sayles & Company, L.P. (4)	18,272,523	—	18,272,523	18.0%
BlackRock, Inc. (5)	10,144,450	—	10,144,450	10.0%
Wellington Management Company, LLP (6)	10,014,505	—	10,014,505	9.9%
Platinum Investment Management Limited (7)	10,005,300	—	10,005,300	9.9%
Brookside Capital Trading Fund, L.P. (8)	7,840,215	—	7,840,215	7.7%
Soros Fund Management LLC (9)	150,000	5,704,965	5,854,965	5.5%
Citadel Investment Group II, L.L.C. (10)	5,276,284	—	5,276,284	5.2%
S.A.C. Capital Advisors, L.P. (11)	5,165,248	—	5,165,248	5.1%

	Number of Shares Owned (1)	Right to Acquire (2)	Beneficial Ownership Total (3)	Percent of Outstanding Shares
Name of Beneficial Owner

Directors & Named Executive Officers

Patrick H. Nettles, Ph.D. (12)	369,884	46,071	415,955	*
Gary B. Smith	96,221	233,894	330,115	*
James. E. Moylan, Jr.	210,847	35,000	245,847	*
Stephen B. Alexander	104,833	141,999	246,832	*
François Locoh-Donou	64,940	67,936	132,876	*
Philippe Morin	35,194	—	35,194	*
Harvey B. Cash	49,547	11,785	61,332	*
Bruce L. Claflin	28,333	6,428	34,761	*
Lawton W. Fitt	29,262	11,785	41,047	*
Patrick T. Gallagher	11,121	—	11,121	*
Judith M. O’Brien (12)	33,493	11,785	45,278	*
Michael J. Rowny	31,762	13,451	45,213	*

All executive officers and directors (16 persons) (13)	1,299,042	725,189	2,024,231	1.98%
_______________________________________

*	Represents less than 1% of outstanding shares.

(1)
Excludes shares that may be acquired through the exercise of stock options, the vesting of restricted stock units or other convertible equity incentive awards. Also may include shares underlying Ciena’s outstanding convertible notes to the extent not specifically identified in the SEC reports below.

(2)
Except as otherwise set forth in the footnotes below, represents shares of common stock that can be acquired upon the exercise of stock options and vesting of restricted stock units within sixty days of the date of this table. For non-employee directors, amounts reported also include shares underlying vested restricted stock units deferred pursuant to the Directors’ Restricted Stock Deferral Plan. Includes shares underlying Ciena’s outstanding convertible notes to the extent specifically identified in the SEC reports below.

(3)
Except as indicated in the footnotes to this table or as set forth in the SEC reports identified below, we believe the persons named in this table, based on information they have furnished to us, have sole voting and investment power with respect to all shares of common stock reported as beneficially owned by them, subject to community property laws where applicable.

(4)
Stockholder’s address is One Financial Center, Boston, MA 02111. Ownership information is based solely on a Schedule 13G/A filed by stockholder with the SEC on February 14, 2012 and reflects beneficial ownership as of December 31, 2011. Stockholder disclaims any beneficial interest in any of the securities reported above. Moreover, based upon written confirmation from the stockholder, amounts reported above reflect stock ownership of less than one million shares, with the significant majority of shares reported as being owned above and in stockholder’s Schedule 13G/A, representing stockholder’s right to acquire shares upon the conversion of Ciena’s outstanding convertible notes.

(5)
Stockholder’s address is 40 East 52nd Street, New York, NY 10022. Ownership information is based solely on a Schedule 13G/A filed by stockholder with the SEC on January 11, 2013 and reflects beneficial ownership as of December 31, 2012

(6)
Stockholder’s address is 280 Congress Street, Boston, MA 02210. Ownership is based solely on a Schedule 13G filed by stockholder with the SEC on July 10, 2012 and reflects beneficial ownership as of June 30, 2012.

(7)
Stockholder’s address is Level 8, 7 Macquarie Place, Sydney, NSW 2000, Australia. Ownership information is based solely on a Schedule 13G filed by stockholder with the SEC on February 15, 2012 and reflects beneficial ownership as of such date.

(8)
Stockholder’s address is John Hancock Tower, Clarendon Street, Boston, MA 02166. Ownership information is based solely on a Schedule 13G/A filed by stockholder with the SEC on February 14, 2012 and reflects beneficial ownership as of December 31, 2011.

(9)
Stockholder’s address is 888 Seventh Avenue, 33rd floor, New York, NY 10106. Ownership information is based solely on a Schedule 13G/A filed by stockholder, and Messrs. George Soros, Robert Soros and Jonathan Soros with the SEC on January 6, 2012 and reflects beneficial ownership as of January 5, 2012. Shares included in the “Right to Acquire” column above reflect shares of Ciena’s common stock issuable upon conversion of Ciena’s outstanding convertible notes beneficially owned by stockholder as reported on stockholder’s Schedule 13G/A.

(10)
Stockholder’s address is c/o Citadel LLC, 131 S. Dearborn Street, 32nd Floor, Chicago, IL 60603. Ownership information is based solely on a Schedule 13G filed by stockholder, Citadel Advisors LLC, Citadel Holdings II LP and Mr. Kenneth Griffin with the SEC on January 11, 2012 and reflects beneficial ownership as of January 5, 2012.

(11)
Stockholder’s address is 72 Cummings Point Road, Stamford, CT 06902. Ownership information is based solely on a Schedule 13G filed by stockholder, S.A.C. Capital Advisors, Inc., S.A.C. Capital Associates, LLC and Mr. Steven A. Cohen with the SEC on May 14, 2012 and reflects beneficial ownership as of May 11, 2012.

(12)	Voting and investment power is shared with spouse.

(13)
Does not include information with respect to Mr. Nachbar, who is a Named Executive Officer for purposes of these proxy materials but was no longer an executive officer as of the date of the information above.

RISK ASSESSMENT OF COMPENSATION PRACTICES

During fiscal 2012, at the request and direction of the Compensation Committee, management conducted an assessment of the risks associated with Ciena’s compensation policies and practices. This assessment included:

•	review of programs, plans, policies and procedures relating to the components of our compensation program;

•	review of incentive-based equity and cash compensation features;

•	identification of any regional or functional distinctions in our compensation program;

•
identification of compensation design features that could potentially encourage excessive or imprudent risk taking, and identification of business risks that these features could potentially encourage;

•	consideration of the presence or absence of controls, oversight or other factors that mitigate potential risks; and

•	consideration of risks related to our compensation policies and practices and the potential for such risks to result in a material adverse effect on the company as a whole.

Although all compensation programs were considered, particular attention in fiscal 2012 was paid to changes in Ciena’s compensation program during the current and preceding fiscal years and incentive-based programs involving variable payouts, where an employee might be able to influence payout factors and compensation programs involving Ciena’s executive team. In substantially all cases, compensation programs are centrally designed and administered and, excluding sales incentive compensation, are substantially identical across function and geography. Incentive compensation was found to be based primarily on reported financial results, and other performance-based operating objectives used to determine incentive compensation were found to be largely derived from Ciena’s annual operating plan approved by the Board of Directors.

In addition, the assessment revealed significant controls and other mitigating factors that serve to offset elements of Ciena’s compensation policies and practices that may introduce risk, including:

•
oversight of major incentive compensation programs and decision-making by the Compensation Committee, which, in most cases, retains the ability to adjust elements of incentive compensation in its discretion;

•
robust internal controls over financial reporting and compensation practices regularly reviewed and/or tested by internal auditors and subject to testing as part of the annual independent integrated audit by our external auditors;

•	appropriate segregation of duties;

•	Audit Committee oversight and review of financial results and non-GAAP adjustments used in certain components of incentive compensation;

•	presence and training relating to corporate standards of business conduct and ethics;

•	substantial alignment of compensation of and benefits for executive and non-executive, salaried employees;

•	stock ownership guidelines applicable to executive officers to ensure alignment of interest with stockholders; and

•
a recoupment or “clawback” feature for incentive compensation awarded under Ciena’s 2008 Plan that, in addition to being applicable to those officers covered by the requirements of the Sarbanes-Oxley Act of 2002, is applicable to any award recipient who knowingly, or through gross negligence, engages in or fails to prevent misconduct resulting in material non-compliance with financial reporting requirements under the securities laws.

Based on the assessment and factors described above, the Committee determined that the risks associated with Ciena’s compensation policies and practices are not reasonably likely to result in a material adverse effect on Ciena.

COMPENSATION DISCUSSION AND ANALYSIS

This section of our proxy statement provides a description and analysis of our executive compensation program, the various components of our executive compensation program, and the compensation-related decisions made for fiscal 2012 with respect to our Chief Executive Officer (CEO), Chief Financial Officer (CFO) and our three most highly compensated executive officers as set forth below. For fiscal 2012, the following information also includes compensation detail for Mr. Nachbar, who served as an executive officer during a portion of fiscal 2012 but was no longer serving in such role at fiscal year-end. These employees, collectively referred to in this proxy statement as our “Named Executive Officers,” are set forth below:

•	Gary B. Smith, President and CEO;

•	James E. Moylan, Jr., Senior Vice President, Finance and CFO;

•	Stephen B. Alexander, Senior Vice President, Chief Technology Officer;

•	François Locoh-Donou, Senior Vice President, Global Products Group;

•	Philippe Morin, Senior Vice President, Global Field Organization; and

•	David R. Nachbar, Former Senior Vice President, Chief Human Resources Officer.

We have provided detailed information relating to the fiscal 2012 compensation of these individuals in the “Executive Compensation Tables” and “Potential Payments Upon Termination or Change in Control” sections below. As used in this “Compensation Discussion and Analysis” section, the term “Committee” means the Compensation Committee of the Board of Directors.

Overview

Fiscal 2012 Executive Compensation

Compensation decision-making for fiscal 2012 reflected a focused effort on tightly aligning executive compensation with our aggressive fiscal 2012 operating imperatives and financial objectives, as well as on continuing to promote a pay-for-performance compensation philosophy. While we achieved improved results in fiscal 2011 — with adjusted operating expense as a percentage of revenue decreasing from 66.2% in fiscal 2010 to 50% in fiscal 2011, and adjusted operating income increasing from ($28.9) million in fiscal 2010 to $18.2 million in fiscal 2011 — we sought to improve significantly our financial performance in fiscal 2012, while realizing that we faced continued macroeconomic uncertainty and an intensely competitive marketplace for sales of our networking solutions. As a result, in order to achieve our profitability objectives, we developed an annual operating plan for fiscal 2012 pursuant to which we undertook a number of corporate strategies and business transformation initiatives intended to leverage our existing operating expense levels, promote operational efficiencies and grow revenue faster than operating expense investment. We also constrained our operating expense where possible, including with respect to certain aspects of employee compensation. At the same time, and consistent with our overall pay-for-performance philosophy, the Committee also sought to increase our commitment to “at risk” performance-based compensation, in particular increasing the mix of performance-based equity incentive compensation awarded to executive officers as a component of total equity compensation.

Fiscal 2012 executive compensation design was also impacted by the Committee’s determination that its actions previously implemented for fiscal 2011 had largely achieved the desired compensation objectives and enabled the targeted relative positioning of Ciena’s executive compensation program among its peers. Specifically, during fiscal 2011 the Committee for the first time weighed the impact of our acquisition of the optical networking and Carrier Ethernet assets of Nortel’s Metro Ethernet Networks business (the “MEN Business”), which significantly increased the size, scale and global nature of our operations and materially affected our financial results. In order to recognize the resulting expansion of roles and responsibilities of our executive officers, and to better align their compensation with that of similar executives in our peer group, the Committee increased the fiscal 2011 base salaries, target cash incentive opportunities and the delivered value of equity awards for nearly all of our executive officers as compared to fiscal 2010. For fiscal 2012, the Committee considered that the updated peer group data showed that, with respect to each component of compensation, the executive officers as a group compared more favorably to the market than in previous years, albeit with some variance by executive.

In that context, the Committee took the following actions with respect to fiscal 2012 compensation:

•	Determined not to increase the base salaries for the Named Executive Officers or to implement a broad-based increase to base salaries for our employees;

•
Redesigned and restructured cash incentive opportunities to reflect an appropriate allocation of profit between eligible employees and our stockholders and ensure that no award would be earned if Ciena reported an adjusted operating loss for the fiscal year;

•	Determined not to increase target cash incentive opportunities for the Named Executive Officers;

•
Reduced the equity awards to the executive officers, including the Named Executive Officers, with aggregate grant date delivered values representing approximately 80% of grant date values of the equity awards granted in fiscal 2011;

•
Structured annual equity awards to increase the portion of executive awards allocated to at-risk, performance-based stock units to 50% of grant amounts, with attainment linked to a critical financial objective and ultimate vesting and delivery of shares subject to additional service periods; and

•
Reassessed and modified the composition of the peer group used by the Committee for executive compensation comparison purposes, in part to incorporate additional peers utilized by at least one of the proxy advisory firms.

A detailed discussion relating to each element of executive compensation and the decisions summarized above is included in the “Elements of Compensation” below.

Governance of Executive Compensation

The Committee’s fiscal 2012 compensation decision making reflects our core governance principles and practices with respect to executive compensation, including:

•	Executive compensation is reviewed and established annually by the Committee, which consists solely of independent directors;

•
The Committee relies upon input from a compensation consultant who is retained directly by the Committee, whose independence is assessed annually, and who does not perform additional consulting or other services for Ciena or its management;

•	Ciena’s executive officers have no arrangements providing for tax “gross-ups” of any compensation elements, except for certain limited expenses related to relocation;

•	Elements of performance-based, equity and cash incentive compensation are largely aligned with financial and operational objectives established in Ciena’s Board-approved annual operating plan;

•
Ciena’s Named Executive Officers are eligible for the same benefits as salaried employees and receive limited perquisites, generally consisting of annual physical examinations, and tax preparation and financial planning services made available to other senior employees;

•
Ciena’s change in control agreements are “double trigger” arrangements that require a termination (or a constructive termination) of employment following a change in control of Ciena before severance benefits are triggered;

•	Ciena’s Named Executive Officers are subject to stock ownership requirements;

•
Ciena maintains a compensation recoupment (clawback) policy beyond what is currently required by applicable law and which applies to its equity incentive plan awards, cash incentive plan awards, sales incentive plan compensation and severance benefit plan payments; and

•
The Committee annually conducts a compensation risk assessment to determine whether its compensation arrangements, or components thereof, create risks that are reasonably likely to have a material adverse effect on Ciena (see “Compensation Risk Assessment” above).

Recent “Say on Pay” Vote. In addition to the governance considerations above, we provide stockholders with the opportunity to cast an annual advisory vote on our executive compensation. See “Proposal No. 3” below to review this year’s “say-on-pay” proposal. Last year, over 98% of the stockholder votes cast on this proposal were voted in favor of our executive compensation proposal. The Compensation Committee believes that this substantial majority of votes cast affirms stockholders’ support for our approach to executive compensation and, as a result, did not set or change fiscal 2012 executive compensation directly as a result of last year’s stockholder vote. Management regularly engages with stockholders relating to matters of executive compensation and expects to continue to consider input from stockholders and the outcome of our annual say-on-pay votes when making future executive compensation decisions.

The following discussion provides additional detail and analysis regarding the Committee’s specific decisions relating to compensation of our Named Executive Officers for fiscal 2012, including the background, considerations and other factors that influenced such decisions.

Compensation-Setting Process, Participants and Comparative Framework

Participants in Compensation-Setting Process

Compensation Committee. The Committee has oversight of Ciena’s compensation programs and has final authority to approve and make decisions with respect to the compensation of Ciena’s executive officers. For a discussion regarding the Committee’s compensation philosophy and the principal objectives of our compensation programs, see “Corporate Governance and the Board of Directors - Compensation Committee” above.

Independent Compensation Consultant. In its annual review and determination of executive compensation, the Committee is assisted by Compensia, Inc., a national compensation consulting firm. Compensia is engaged directly by the Committee and, in order to maintain its independence, does not perform additional consulting or other services for Ciena or its management. The Committee assesses the independence of its compensation advisor on an annual basis. For a discussion regarding Compensia, the scope of its engagement by the Committee and its involvement in our compensation-setting process, see “Corporate Governance and the Board of Directors - Compensation Committee” above.

Chief Executive Officer. Our executive officers, including our CEO, do not participate in the determination of their own compensation. Our CEO works with the Chair of the Committee to develop proposed compensation packages for our other executive officers, including the other Named Executive Officers. Based on his review and assessment of each executive officer’s overall performance, success in executing against corporate and functional goals, criticality of function, experience, expertise, retention concerns, existing equity holdings, and compensation relative to other executive officers, as well as the peer group data, our CEO provides recommendations to the Committee with respect to the base salary, target bonus or commission percentage, and annual equity award for each executive officer. Because our CEO works most closely with and supervises our executive team, the Committee believes that his input provides critical insight in evaluating their performance. Our CEO also provides the Committee with additional information regarding the effect of market or competitive forces, changes in strategy or priorities upon an individual’s performance, and any other specific challenges faced or overcome by each person or the function that they lead during the prior fiscal year. We have identified below, with regard to any particular Named Executive Officer or element of compensation, whether the Committee’s assessment of our CEO’s recommendations or other qualitative factors significantly affected the compensation components or level of compensation awarded to such Named Executive Officer.

Comparative Framework

Peer Group. Assisted by Compensia, the Committee annually selects a group of peer companies against which to compare existing and proposed executive compensation levels. The Committee modifies the composition of the peer group as it believes necessary to reflect those companies it considers to be comparable to Ciena based on a number of factors described below.

In considering the peer group for fiscal 2012, the Committee recognized that it had significantly revised the peer group the previous year to account for the impact on our business, and the corresponding comparative framework for purposes of compensation, of the acquisition of the MEN Business. However, the Committee determined to perform a full peer group analysis for fiscal 2012 for the following reasons:

•	to increase the overall number of peer companies (from 12 in fiscal 2011) to align with best practices;

•	to remove two peer companies that had been acquired in the past year;

•	to remove one peer company whose revenue had grown year-over-year and was now outside of the targeted revenue range; and

•	to broaden its comparative framework by evaluating those additional companies who were considered to be Ciena’s peers for executive compensation purposes by at least one of the proxy advisory firms.

As in previous years, because of the potential for a high degree of variability in any one or more metrics for a peer company in general, in reaching its peer group determination the Committee sought to ensure strong comparability by requiring that each peer company meet at least three of the following comparability criteria: the comparability of a company’s business within the communications industry to Ciena, revenue, market capitalization, headcount and total stockholder return (TSR), with each of the last four criteria within a range of 0.5 to 2.0 times Ciena’s results. Among these, the Committee considered revenue as the strongest correlating criterion for compensation purposes. Following its analysis, the Committee determined to remove three companies from its prior peer group and add seven new peer companies. At the time of the Committee’s assessment, Ciena compared to the Peer Group identified below as follows:
Peer Group Comparison

	Revenue ($)*	Market Capitalization ($)	Headcount (#)	Total Stockholder Return (%)*
Peer Group Average	$1.75M	$3.23B	3,789	48.7%
Ciena	$1.66M	$1.25B	4,201	52.4%
Percentile of Peer Group	65.0%	14.0%	65.0%	56.0%
*over four fiscal quarters preceding assessment

The Committee noted that Ciena was at or significantly above the 50th percentile of the proposed peer group for all of the selection criteria except market capitalization, which the Committee recognized was largely the result of the high degree of volatility in Ciena’s stock price. The Committee believed that this result was mitigated by the strong comparative results relating to TSR, given that both market capitalization and TSR consider measures of equity value, with TSR reflecting a longer-term horizon rather than a fixed point in time. In establishing the Peer Group, the Committee also considered and weighed the degree of continuity with Ciena’s existing peer group and ultimately retained over one-half of the companies used in the fiscal 2011 peer group.

Based on the analysis described above, the Committee determined that the following “Peer Group” constituted an appropriate comparative framework for determining executive compensation in fiscal 2012:

Peer Group for Fiscal 2012 Compensation Setting

Arris Group, Inc.	Level 3 Communications, Inc.
Black Box Corporation	Loral Space & Communications Inc.
Brocade Communications Systems, Inc.	NETGEAR, Inc.
EchoStar Corporation	Polycom, Inc.
Finisar Corporation	Tellabs, Inc.
F5 Networks, Inc.	tw telecom inc.
JDS Uniphase Corporation	ViaSat, Inc.
Juniper Networks, Inc.	Xilinx, Inc.

Consideration of Market Data. As a comparative framework in establishing executive compensation for our Named Executive Officers, the Committee uses both Peer Group information and survey and other market data, including base salary, target total cash compensation, equity compensation values and target total direct compensation, for comparable executive positions (collectively, the “Market Data”). In considering the Market Data, the Committee recognizes that executive officers in different companies can play different roles, with different responsibilities and scope of work, even though they may hold similar titles or nominal positions. Moreover, the Market Data does not yield qualitative factors that influence compensation, such as each executive officer’s performance during the period under consideration or their perceived importance to their companies’ business, strategy and objectives. Accordingly, the Market Data is just one of a number of comparative factors used by the Committee in establishing executive compensation levels and it serves as a frame of reference for compensation.

Consideration of Qualitative Factors. In any given year, and for any particular Named Executive Officer, the Committee may consider a range of subjective or qualitative factors, including:

•	the role the executive plays and the importance of such individual to Ciena’s business strategy and objectives;

•	differences in each executive’s tenure and experience;

•	the responsibilities and particular nature of the functions performed or managed by the executive;

•	our CEO’s recommendations and his assessment of the executive’s performance;

•	the risk that such individual would leave Ciena if not appropriately compensated and motivated; and

•	competitive labor market pressures and the likely cost and difficulty that would be encountered in recruiting a replacement.

The Committee’s consideration of any particular factor may range from inapplicable to significant, depending upon the individual and period under consideration. The Committee does not assign relative weights or rankings to such factors. Rather, the Committee relies upon its members’ knowledge and judgment in assessing the various qualitative and quantitative inputs it receives as to each individual and makes compensation decisions accordingly.

With respect to determining fiscal 2012 executive compensation, in addition to any specific factors or assessment of Peer Group data described below in determining each element of compensation for the Named Executive Officers, the Committee broadly considered the following qualitative factors in making its compensation decisions for each Named Executive Officer:

•
The Committee recognized that Mr. Smith, having served as our chief executive officer for over 11 years, had presided over Ciena’s continued growth and success during a sustained period of economic uncertainty and industry volatility as well as increasing competition. Mr. Smith had successfully led Ciena toward and through the transformational acquisition of the MEN Business, and subsequently continued to demonstrate strong leadership of and strategic direction for the executive team and the resulting larger and more complex company. The Committee also considered that, given his tenure and experience, Mr. Smith was a potential candidate for recruitment by other companies.

•
Our CEO and the Committee believed that Mr. Moylan had continued to maintain strong relationships and communications with the financial community and our significant stockholders, and was responsible for a number of initiatives that significantly improved Ciena’s capital structure, balance sheet strength and cash generation. Mr. Moylan provided effective management and leadership over several corporate functions, including the finance and accounting, global business operations, information technology, internal audit, investor relations, tax and treasury organizations. He also maintained responsibility for driving various business transformation initiatives that were initiated in fiscal 2012.

•
Mr. Morin was appointed to head our Global Field Organization in mid-2011. After joining Ciena in connection with the acquisition of the MEN Business, Mr. Morin successfully led our new Global Products Group, with particular achievements in aligning our product development initiatives with market demand and in rationalizing and consolidating our supply chain operations. Our CEO and the Committee viewed Mr. Morin as having immediately exhibited strong leadership in his GFO role, including: evolution of our go-to-market sales strategy, both from a coverage and an enablement perspective; formation of a new Network Transformation Solutions organization dedicated to a consultative sales approach; and implementation of a new, comprehensive sales training program.

•
In mid-2011, Mr. Locoh-Donou was appointed to lead our Global Products Group, which encompasses a broad range of functions, including the global engineering, supply chain, product line management, quality/customer advocacy, and product marketing and solutions organizations. In making this appointment, our CEO and the Committee considered his performance in leading our EMEA region for several years as Vice President and General Manager, in which capacity he oversaw an increase in our market share during a period of regional economic instability and uncertainty and in the face of intense regional competition. After only a few months in his new GPG role, Mr. Locoh-Donou had already begun to bring a new and valuable perspective to the GPG organization structure and Ciena’s approach to supplier management.

•
Mr. Alexander was regarded by our CEO and the Committee as having successfully continued in his role as Chief Technology Officer, in which capacity he had been instrumental in developing and setting our strategic product and technology vision and direction. Given that our industry is subject to rapid technological developments, evolving service delivery requirements, standards and protocols, and shifts in customer and end user network demand, this role has become increasingly important for our company.

Internal Equity Considerations. The Committee seeks to promote teamwork among, and high morale within, our executive team. While the Committee does not use any quantitative formula or multiple for comparing or establishing compensation among the executive officers, it is mindful of internal pay equity considerations, and assesses the relationship of the compensation of each executive officer to other members of the executive team. The Committee also considers each fiscal year, on a relative basis, the aggregate portion of equity awards, in terms of economic value and allocation of shares, made to the executive team, in comparison to other eligible senior employees.

Elements of Compensation

The compensation of our executive officers, including our Named Executive Officers, includes three principal elements:

•	annual base salary;

•	annual performance-based cash incentive bonuses; and

•	long-term incentive compensation in the form of equity awards.

In determining the mix of compensation among these elements, the Committee does not assign specific ratios or other relative measures that dictate the total compensation mix to be awarded or targeted to the executive team, or the portion that is either “at risk” or otherwise subject to performance. Nevertheless, as illustrated by the charts below, the Committee structured executive compensation for fiscal 2012 so that a significant portion of the target total direct compensation of our CEO and the other Named Executive Officers (excluding our CEO) was performance-based, with the actual value realized subject to the achievement of short-term or long-term corporate and financial performance. By linking more of our executives’ compensation to performance, the Committee emphasized incentive-based variable pay, which is consistent with our pay-for-performance philosophy and creates a strong alignment with long-term stockholder value.

* Target Total Direct Compensation reflects annual base salary, annual cash incentive opportunity and grant date value of fiscal 2012 stock awards.

Base Salary

Base salaries provide a minimum, fixed level of cash compensation for our executive officers. Establishing base salaries that reflect the performance, skill set and value of executive talent in the competitive marketplace is an important element in attracting, retaining and rewarding key employees.

In determining base salaries for fiscal 2012, the Committee considered a number of factors, including:

•
For fiscal 2011, the Committee approved increases to base salaries for most executive officers, including all but one of the Named Executive Officers, in recognition of their expanded roles and responsibilities following the acquisition of the MEN Business or upon their initial appointment as an executive officer;

•
The Market Data at the time showed that the 2011 base salaries for our executive officers approximated the 65th percentile of equivalent positions in the Peer Group, with some variance by executive. Specifically, Messrs. Smith and Locoh-Donou were slightly below the 50th percentile of the Peer Group, Mr. Moylan was slightly above the 50th percentile, and Messrs. Alexander and Morin were at or above the 75th percentile of the Peer Group; and

•	Management had recommended not to implement a broad-based merit increase for the Company’s employees in fiscal 2012 due to operating expense and cash constraints.

Based on the above factors, and notwithstanding the qualitative considerations described above for each Named Executive Officer that would otherwise support adjusting base salaries, the Committee determined that the executive base salaries remained reasonable and appropriate. Accordingly, the Committee decided not to increase in fiscal 2012 the annual base salaries from fiscal 2011, as set forth below.

Annual Base Salary

	Fiscal 2011	Fiscal 2012
Name	Annual Base Salary ($)	Annual Base Salary ($)
Gary B. Smith	$750,000	$750,000
Stephen B. Alexander	$400,000	$400,000
François Locoh-Donou	$375,000	$375,000
Philippe Morin	$500,000 (CAD)	$500,000 (CAD)
James E. Moylan, Jr.	$450,000	$450,000
David R. Nachbar	$350,000	$350,000

The amounts in the table above for fiscal 2011 give effect to in-period base salary changes to account for executive role changes for Messrs. Morin and Locoh-Donou.

Annual Performance-Based Cash Incentive Bonuses

Ciena utilizes performance-based cash incentive bonuses and sales incentive commissions to motivate its employees and incentivize the achievement of financial, strategic and operational objectives. Historically, these objectives have been closely aligned with the financial and operational objectives established in the Board-approved annual operating plan. The Committee believes that its use of these objectives promotes executive focus on annual financial and operating results. Moreover, use of an incentive cash component of executive compensation enables target total cash compensation to remain competitive, while providing a significant portion of this target compensation in the form of an “at risk,” performance-based component. Target performance-based cash payments are expressed as a percentage of annual base salary. Because of this correlation, the Committee typically looks at base salary and annual incentive compensation in combination, and considers the effect modifications to either such element have on the “target total cash compensation” for each individual. The Committee considers potential incentive payments to each Named Executive Officer at the “target” level, together with base salary, in determining the “target total cash compensation” payable to each executive.

In reviewing the Market Data related to the target total cash compensation for Ciena’s executive officers, the Committee determined that, if fully paid at the target level, the overall target total cash compensation for the executive officers as a group approximated the 65th percentile of the Peer Group. The Committee also considered the reduced level of cash compensation actually received by the executive officers in prior years, particularly given that they had not received a bonus payment at the target level under the annual incentive bonus plan since fiscal 2008. Consequently, as compared to target total cash compensation, the cash compensation actually received by the executive officers overall was generally below the 25th percentile of the Peer Group, with Mr. Smith significantly below the 25th percentile.

Based on similar considerations as those set forth in the “Overview” and “Base Salary” sections above, the Committee decided not to increase the target cash incentive opportunities for the executive officers, including the Named Executive Officers, as set forth below.

Annual Cash Incentive Opportunity

	Fiscal 2011	Fiscal 2012
Name	Target Cash Incentive Comp. (as percentage of base salary) (%)	Target Cash Incentive Comp. (as percentage of base salary) (%)
Gary B. Smith	125%	125%
Stephen B. Alexander	75%	75%
François Locoh-Donou	75%	75%
Philippe Morin	75%	75%
James E. Moylan, Jr.	85%	85%
David R. Nachbar	60%	60%

Annual Cash Incentive Bonus Plan. Full-time employees, excluding our employees who receive sales commissions, generally participate in our annual cash incentive bonus plan, which pays out a bonus upon the achievement of performance objectives established by the Committee. The bonus plan, which is more fully described in the “Grants of Plan-Based Awards” section of the “Executive Compensation Tables,” provides the Committee with the flexibility to establish corporate, departmental or individual performance objectives upon which bonus payments are contingent.

Fiscal 2012 Structure. In considering the design of the cash incentive bonus plan for fiscal 2012, the Committee determined to make two structural changes in order to achieve the compensatory objectives of the plan and to align the incentive bonus plan targets with both the operating imperatives and the financial objectives set forth in our fiscal 2012 annual operating plan.

First, the Committee structured the plan as an annual bonus plan, with payments based on the achievement of annual performance goals established for fiscal 2012. In so doing, the Committee sought to avoid the impact and unintended consequences of potential fluctuations in our business and results of operations presented by semi-annual or quarterly performance periods. At the same time, however, the Committee also provided the opportunity for eligible employees, including the Named Executive Officers, to earn an advance payment of one-half of the target incentive bonus after the first half of fiscal 2012 based on the company’s performance against certain defined goals for that period.

Second, given our continued focus on achieving improved profitability on an adjusted basis, the Committee adjusted the bonus payouts for performance under the plan in order to achieve an appropriate allocation of profit between our employees and Ciena’s stockholders. The plan was structured to pay 100% of the target bonus for fiscal 2012 upon the achievement of 100% of the adjusted operating income target, assuming that Ciena also satisfied the requisite corporate operating objectives described in “Fiscal 2012 Performance Goals” below. In order to establish a high profitability threshold for bonus payouts to be made under the plan, the minimum threshold performance level for bonus payouts was set at 50% of Ciena’s adjusted operating income target for fiscal 2012. And, in recognition of the aggressive nature of Ciena’s fiscal 2012 operating plan, the Committee established a 150% maximum bonus payment for achieving at least 120% of the Company’s adjusted operating income target for fiscal 2012. This structure was designed to result in an allocation of profit that successfully balanced and aligned the interests of our employees and our stockholders while incentivizing Ciena’s workforce to drive toward improved profitability and stockholder return. This structure also ensured that bonuses would not be paid to employees, including the Named Executive officers, in the event that Ciena reported an operating loss for fiscal 2012.

During the course of fiscal 2012, the Committee considered and became concerned about the 50% minimum threshold performance level it had required for bonus payouts. The Committee assessed this requirement in light of Ciena’s aggressive annual adjusted operating income target and its then-current operating income projections in the face of unexpectedly strong macroeconomic headwinds and an intensely competitive landscape. The Committee carefully considered the implications to the eligible employee base of not paying any annual bonus when Ciena was otherwise executing very well, taking market share and significantly outperforming most of its competitors in the networking sector of the telecommunications industry. The Committee also recognized that the employees, including the NEOs, had not received a bonus payment at the target level under the bonus plan since fiscal 2008. Consequently, during the third quarter of fiscal 2012, the Committee implemented a revised feature of the bonus payment structure, eliminating the 50% minimum performance threshold in favor of a 10% minimum threshold. In so doing, the Committee ensured that the plan retained both the same annual adjusted operating income target and the same prospective profit allocation among employees and stockholders, and that no other changes were made to the plan’s structure or operations.

The percentage of the target bonus payable to eligible employees, including the Named Executive Officers, for the applicable plan period at each of the threshold, target and maximum levels in fiscal 2012 (as compared to the fiscal 2011 periods) is set forth in the following table, with payments interpolated for performance results falling between the designated levels.

Cash Incentive Bonus Plan Structure

	First Half Fiscal 2011		Second Half Fiscal 2011		Fiscal 2012 (Original)		Fiscal 2012 (Revised)
	Perf. Goal Achieved	Target Bonus Payable	Perf. Goal Achieved	Target Bonus Payable	Perf. Goal Achieved	Target Bonus Payable	Perf. Goal Achieved	Target Bonus Payable
“Threshold”	90%	90%	45%	40%	50%	50%	10%	10%
“Target”	100%	100%	100%	100%	100%	100%	100%	100%
“Maximum”	>125%	150%	>135%	200%	>120%	150%	>120%	150%

Fiscal 2012 Performance Goals. In establishing the applicable performance goals for fiscal 2012 cash incentive payments, the Committee focused on tightly aligning such goals with the operating objectives necessary to support our long-term strategic transformation and annual financial objectives as well as the interests of our stockholders. As noted in the “Overview” above, the Committee was also influenced by the bonus plan’s potential impact on our annual operating results and the need to ensure sufficient focus on our near-term profitability. Specifically, the Committee determined to use a combination of eight corporate goals, together with the adjusted operating income target set forth in our fiscal 2012 annual operating plan, to determine the applicable bonus funding percentage, with calculation of the total bonus payout percentage as reflected below. The Committee elected to use the same performance goals for all eligible employees, including our Named Executive Officers, in order to align the interests of our employee base and to promote teamwork and morale.

Number of Goals Achieved	Percent of Total Target Bonus Earned	Percent Perf. Against Target	Multiplier

0 - 1	0%	<10%	0.0x
2	20%	10%	0.1x
3	40%	50%	0.5x
4	60%	100%	1.0x
5	80%	>120%	1.5x
6 - 8	100%

For illustrative purposes only and by way of example, if Ciena had only achieved five of its eight corporate performance goals, with financial results equaling 50% of the adjusted operating income target, the applicable percentage for payment of cash incentive awards would have been 40%.

The fiscal 2012 corporate performance goals were designed to align on a cross-functional basis within Ciena’s longer-term strategic focus areas, and included annual goals relating to:

•	Availability of key product deliverables for our Packet-Optical Transport, Packet-Optical Switching and Carrier-Ethernet Solutions platforms;

•	Availability of key development deliverables for our network management software;

•	Achievement of annual cost reduction targets within our Packet-Optical Transport portfolio;

•	Achievement of operating expense savings targets in connection with our business transformation initiatives;

•	Achievement of the aggregate sales orders target in our operating plan;

•	Achievement of the Network Transformation Solutions sales orders target in our operating plan;

•	Engagement of certain strategic partners in selected geographies or applications and commencement of commercial activities; and

•	Generation of targeted free cash flow.

The Committee also selected a subset of similar corporate goals for the first half of fiscal 2012 for purposes of determining eligibility for an advance payout. The Committee ultimately determined that six of the eight annual corporate goals were achieved during fiscal 2012.

With respect to the corporate financial goal, the Committee has used an “adjusted operating income” target under the plan in previous years and believes that this performance-based measure provides a comprehensive and effective indicator of Ciena’s operating performance. The adjusted operating income measure gives effect to certain adjustments to our GAAP results, generally consistent with those reported in our quarterly earnings releases.

As noted above, the fiscal 2012 operating plan, approved by the Board of Directors, reflected an aggressive set of targeted financial results for the fiscal year, including the adjusted operating income target. The adjusted operating income target was $13.1 million in the aggregate for the first half of fiscal 2012. This goal was not achieved and no advance bonus payout was made after the first half of fiscal 2012. The adjusted operating income target was $120.0 million in the aggregate for fiscal 2012 after giving effect to the cost of the incentive bonus plan. Ciena ultimately reported adjusted operating income of $34.1 million in the aggregate for the fiscal year, which equated to approximately 28% of the targeted goal. Accordingly, based on Ciena’s achievement of six of the eight annual corporate performance goals, and attainment of 28% of the annual adjusted operating income target, a bonus equal to 28% of the annual target bonus percentage was awarded to the Named Executive Officers.

Target Total Cash Compensation. The Committee’s decisions with respect to annual base salaries and annual, performance-based cash incentive opportunities for fiscal 2012 did not result in any changes to target total cash compensation opportunities for the Named Executive Officers, as set forth below. With respect to Messrs. Locoh-Donou and Morin, their overall compensation changed in the middle of fiscal 2011 in connection with their respective appointments to new executive positions. However, the Committee did not make any further changes to their revised target total cash compensation in setting executive compensation for fiscal 2012.

Target Total Cash Compensation

	Fiscal 2011	Fiscal 2012
Name	Target Total Cash Comp ($)	Target Total Cash Comp ($)
Gary B. Smith	$1,687,500	$1,687,500
James E. Moylan, Jr.	$832,500	$832,500
Stephen B. Alexander	$700,000	$700,000
François Locoh-Donou	$656,250	$656,250
Philippe Morin	$875,000	$875,000
David R. Nachbar	$560,000	$560,000

The amounts in the table above represent total target cash compensation for fiscal 2011 (after giving effect to any in-period compensation changes to account for executive role changes for Messrs. Morin and Locoh-Donou) and fiscal 2012. For amounts actually earned or received by our Named Executive Officers during fiscal 2012, see “Summary Compensation Table” in the “Executive Compensation Tables” below.

Equity-Based Compensation

We have historically relied heavily on equity-based compensation as a key component of our compensation program. The Committee believes that meaningful equity-based incentive compensation performs an essential role in attracting, motivating and retaining executives and a strong incentive for corporate performance and stockholder return. In recent years, the Committee has largely relied upon long-term restricted stock unit awards to balance the shorter-term focus of the cash incentive bonus plan. The Committee believes that this structure rewards the achievement of long-term business objectives that benefit our stockholders and that it serves to retain a successful management team.

Factors Affecting Equity Compensation for Fiscal 2012. In addition to the considerations set forth in the “Overview” above, the Committee’s decisions regarding equity compensation for the executive officers for fiscal 2012 were impacted by the following additional considerations:

Increased Commitment to Performance-Based Awards. In fiscal 2011, after several years in which no performance-based equity awards were granted to our executives, the Committee decided to again include at-risk, performance-based awards as a component of equity compensation for our executive officers. By including an at-risk component of equity compensation, the Committee sought to foster a more direct pay-for-performance culture whereby longer-term incentives are created to more closely align the interests of our executives with those of our stockholders. At the same time, the Committee acknowledged the need to maintain a proper balance between performance-based and time-based equity awards, in recognition of the inherent difficulties in establishing long-term performance goals in a difficult macroeconomic environment and a volatile sector of the telecommunications industry. The Committee was also concerned about the difficulties in setting appropriate objectives given the magnitude of the recent acquisition of the MEN Business and the company not yet having a full fiscal year of combined operations. As such, in fiscal 2011 the Committee allocated 20% of the annual equity awards granted to executive officers in the form of performance-based stock units, with attainment linked to long-term strategic objectives and with the vesting and delivery of shares further subject to an additional service period. For fiscal 2012, the Committee believed that it was appropriate to substantially increase our commitment to pay-for-performance and further increase the allocation of equity awards to performance-based awards. Accordingly, and as reflected in the following chart, the Committee determined to structure the fiscal 2012 annual equity awards to all of the executive officers, including the Named Executive Officers, so that 50% of the grants were in the form of at-risk, performance-based stock units, and the remainder were in time-based restricted stock units.

Risk of Share Exhaustion Under the 2008 Plan. In establishing equity compensation for fiscal 2012, the Committee was concerned about the potential exhaustion of the shares available for issuance under the 2008 Plan. A combination of factors in recent years had driven increased share usage under the 2008 Plan, thereby reducing the shares remaining available, including: declines in the trade price of our common stock had resulted in increased share usage to achieve target market compensation levels; exclusive use of full-value stock awards in fiscal 2011, and near exclusive use of full-value stock awards in fiscal 2010 and 2009, had accelerated the share depletion due to application of a fungible share ratio; employee headcount had doubled since the end of fiscal 2009; and efforts to preserve our cash resources during a sustained period of market volatility and uncertainty had resulted in increased reliance upon equity compensation. Despite those dynamics, the Committee believed that it had managed the use of equity incentive awards carefully and maintained reasonable burn rate and equity overhang metrics. The Committee believed that the remaining available shares would be insufficient to meet Ciena’s compensation requirements during fiscal 2012 and beyond. Therefore, the Committee determined to seek stockholder approval of a share increase under the 2008 Plan at the 2012 Annual Meeting, and the requested increase was approved by stockholders in March 2012. However, at the time of the Committee’s consideration and establishment of executive compensation for fiscal 2012, there was no assurance that such request would be approved. The Committee therefore elected to set equity compensation for the executives accordingly.

Process for Determining Fiscal 2012 Equity Compensation. Consistent with its practice in recent fiscal years, the Committee sought to establish equity compensation for the executive officers with a target value between the 50th and 75th percentiles for the value delivered to similar executives in the Peer Group. Based on Compensia’s analysis, our CEO prepared recommendations for target equity values for each of the senior executives, including the Named Executive Officers, for the Committee’s consideration. The Committee believed using this method was appropriate and properly reflected its need to balance the considerations above with the need to continue to offer competitive compensation levels to the executive team.

As with the elements of cash compensation, the Committee considered Compensia’s analysis of market benchmarks for target equity values to executives in the Peer Group. Based on the Market Data at the time, the target equity value for the executive officers approximated the 70th percentile of similar executives in the Peer Group, with significant variance by executive. Mr. Smith was slightly above the 50th percentile of chief executive officers in the Peer Group, Mr. Locoh-Donou was below the 50th percentile of equivalent positions, and Messrs. Alexander, Morin and Moylan were at or above the 75th percentile of equivalent positions in the Peer Group. The Committee also considered Compensia’s analysis showing that the pay mix of Ciena’s executive officers was more oriented toward equity than the 50th percentile pay mix within the Peer Group, which it believed was consistent with its overall executive compensation philosophy and represented strong alignment with the interests of our stockholders.

In determining fiscal 2012 equity compensation, the Committee considered, among other things, the following:

•
our CEO’s assessment of the overall responsibilities, performance, experience, expertise and value to Ciena of each individual, as well as the criticality of each position and any concerns with respect to retaining the individual;

•	the existing, unvested equity holdings of each person and assumptions relating to future values;

•
the potential impact of awards at the target equity values on key compensation governance metrics, including current and three-year average burn rate, equity overhang levels, and equity grant expense as a percentage of market capitalization;

•	the specific number of shares resulting from the proposed target equity values using a range of possible grant date Ciena stock prices; and

•	the number of shares remaining available for issuance under the 2008 Plan.

The Committee made its own similar evaluation for our CEO, based upon its assessment of his responsibilities, performance, experience and value to Ciena, as well as consideration of the above additional factors.

Thereafter, the Committee determined target equity dollar values for the executive officers, including the Named Executive Officers. The average target value of the proposed fiscal 2012 equity awards to the executive officers decreased by approximately 14% from the average target value of the fiscal 2011 awards. And, the aggregate grant date delivered value of the fiscal 2012 equity awards decreased by approximately 20% from the aggregate grant date delivered value of the fiscal 2011 awards — despite the fact that the Committee granted awards to ten executive officers in fiscal 2012 as compared to only eight executive officers in fiscal 2011, as both the human resources and global marketing executive positions were vacant at that earlier time. The Committee believed that Ciena and its individual executive officers were performing extremely well in a difficult environment and competitive industry, with the company continuing to take market share and outperform most of its competitors, and thus did not intend the reduced equity values to be a negative reflection on such performance. Rather, the Committee was primarily influenced by two factors in determining equity awards to the executive officers. First, as noted above, the Committee was concerned about the potential exhaustion of shares available for issuance under the 2008 Plan. Second, Compensia’s benchmarking analysis showed that the target equity value for the executive officers compared more favorably to the market than in previous years, and therefore the Committee believed that it had achieved its desired objectives in delivering strong incentive value to the executive officers with the December 2011 equity awards. Consequently, the Committee believed that the decline in equity value delivered to the executives was reasonable and appropriate based on the above factors and considerations. At the same time, the Committee was mindful of Compensia’s analysis that the overall retention value in outstanding equity awards to the executive officers was expected to decline significantly over the following 12 months, and therefore agreed to consider the same in determining the target value of future equity awards to our executive officers.

Restricted Stock Units. The Committee determined to use its standard four-year vesting period for the RSUs (one-sixteenth of grant amount vesting each calendar quarter over a four-year period), in order to promote long-term alignment with stockholders and longer-term decision making that provides an effective balance to the shorter-term incentive measures used in setting cash incentive bonus awards.

Performance Stock Units. In structuring the PSUs, the Committee sought to achieve a balance between the desire to incorporate a specific performance-based component in the long-term incentive compensation for the executive officers with a recognition of the difficulties inherent in establishing long-term performance goals in an uncertain macroeconomic environment and a volatile sector of the telecommunications industry. The Committee was also concerned about the possible unintended consequences of motivating the wrong behavior or limiting Ciena’s flexibility as a result of outdated or inapplicable long-term goals. Accordingly, the PSUs were based on the adjusted operating income target set forth in our fiscal 2012 annual operating plan. As noted above, the Committee believes that this performance-based measure provides an effective indicator of Ciena’s operating performance, and decided to use this measure based on its desire to provide the executive officers with a strong incentive to leverage our operating model, focus on the profitable growth of our business and improve operating profit in fiscal 2012. Also as noted above, the Committee viewed the fiscal 2012 adjusted operating income target as an aggressive goal.

The PSU shares were placed “at-risk,” in that any portion of the PSUs not earned by the end of the one-year performance period would be forfeited and returned to the 2008 Plan. The PSUs were structured such that 100% of the shares underlying the award would be earned upon the achievement of 100% of the operating income target. In order to closely align the interests of the executive officers with Ciena’s stockholders and to ensure that there were no potential negative consequences with respect to Ciena’s annual operating results, the Committee established a minimum threshold performance level of 50% of the adjusted operating income target for fiscal 2012 and capped the maximum number of PSU shares that could be earned at 100% of the grant amount. The Committee also sought to incorporate an additional retention element to the long-term incentive compensation, and therefore any PSU shares that were earned during the fiscal 2012 performance period would be subject to a staggered vesting and delivery schedule in three equal installments over the two years following the fiscal 2012 performance period, subject to the individual executive’s continued service with Ciena.

In finalizing its determination of the value and form of equity awards, the Committee considered updated projections of the paper gain value of the vested and unvested equity holdings of each individual executive, including the proposed equity awards for fiscal 2012. Because of the historical volatility in Ciena’s stock price, and to ensure that the equity awards provided sufficient value while minimizing the risk of unintentionally providing disproportionately high value to the individuals, the Committee considered its projections for the fiscal 2012 awards based on a range of possible grant date stock prices.

Based on the trailing 30-day average of Ciena’s closing stock price prior to the grant date, the individual target equity values established by the Committee were calculated into a specific number of shares of Ciena’s common stock underlying each restricted stock award as set forth below:

Fiscal 2012 Annual Equity Awards

Name	RSU Award (#)	PSU Award (#)
Gary B. Smith	95,530	95,530
Stephen B. Alexander	33,410	33,410
François Locoh-Donou	37,590	37,590
Philippe Morin	37,590	37,590
James E. Moylan, Jr.	41,770	41,770
David R. Nachbar	28,190	28,190

As noted above with respect to the fiscal 2012 annual incentive bonus, Ciena did not meet the 50% minimum performance threshold of the fiscal 2012 adjusted operating income target. Accordingly, the PSUs were not earned and were forfeited in their entirety and returned to the Plan.

Fiscal 2011 Performance Stock Units. In fiscal 2011, the Committee awarded PSUs to the executive officers based on two goals tied to Ciena’s longer-term strategic plan, with performance against those goals assessed over a two-year performance period covering Ciena’s fiscal years 2011 and 2012. The PSUs were allocated evenly between each objective and were placed at-risk. As previously disclosed, based on Ciena’s performance during fiscal 2011, the PSUs allocated to one objective — targeted mix of sales orders for Ciena’s non-transport products and services over four consecutive quarters — were earned in fiscal 2011 and subject to an additional incentive opportunity given the attainment of this objective within the first four quarters of the performance period. Those PSUs were subject to an additional one-year service period, and thus the shares underlying those awards were ultimately vested and delivered in December 2012. Based on Ciena’s performance during fiscal 2011 and 2012, however, the second objective — target value of total sales orders for Ciena’s products and services over four consecutive quarters — was not achieved. Accordingly, approximately one-half of the PSUs granted in fiscal 2011 were not earned and were forfeited and returned to the 2008 Plan.

Equity Grant Practices. In recent years, we have applied a consistent approach in our equity award practices by granting annual equity awards to our executive officers and directors at or around the same time each year. Annual equity awards to our executive officers, including our Named Executive Officers, are made by the Committee, and the grant date of these awards is the same day that the Committee meets to approve the awards. Specifically, the Committee generally meets, approves and grants annual equity awards to the executive officers promptly following Ciena’s release of earnings for the fourth quarter and fiscal year. This practice, which began in fiscal 2007, continued for annual equity awards in fiscal 2012, with executive and non-executive awards granted on December 15, 2011.

Separation Agreement with Mr. Nachbar

As previously disclosed, Mr. Nachbar separated his employment as Senior Vice President and Chief Human Resources Officer with Ciena effective January 27, 2012. In connection therewith, and in accordance with the U.S. Executive Severance Benefit Plan described below, we entered into a separation agreement with Mr. Nachbar, pursuant to which he received the severance benefits described in Footnote 4 to the “Summary Compensation Table” below. As part of the separation agreement, all of Mr. Nachbar’s outstanding unvested equity was forfeited and returned to the Plan.

U.S. Executive Severance Benefit Plan

Ciena maintains a U.S. Executive Severance Benefit Plan as part of its efforts to continue to enable the attraction and retention of top executive talent. This plan, which is governed by the Employee Retirement Income Security Act of 1974, as amended, provides certain U.S.-based employees, including Ciena’s executive officers (including the Named Executive Officers) and employees of the rank of vice president or above, with certain severance benefits in the event of an involuntary separation of service by Ciena without “cause.” For additional information about the severance benefits payable under this plan, as well as the estimated value of these benefits, see “Payments Upon Involuntary Separation of Service for Other than Cause” below.

“Double Trigger” Change in Control Severance Agreements

Each of our executive officers, including each of the Named Executive Officers, has a change in control severance agreement with Ciena. We have entered into these agreements upon the initial hiring of senior employees, upon promotion of existing employees to senior executive roles, and when the Compensation Committee determines it to be important for the retention of other key employees. We believe that these severance arrangements are important for retention of key employees and necessary to attract qualified executive officers, who may otherwise be deterred from taking a position with us by the possibility of being dismissed following a change of control, particularly given the level of acquisition activity in our industry.

Except for the conversion of certain performance-based equity into time-based awards, the executive officers receive no benefits under these agreements unless their employment is terminated without cause, or by the executive for good reason, within 12 months following the effective date of the change in control transaction. We believe this so-called “double trigger” structure strikes an appropriate balance between the potential compensation payable to executive officers and the corporate objectives described above. We also believe that were Ciena to engage in discussions or negotiations relating to a corporate transaction that our Board of Directors deems in the interest of stockholders, these agreements would serve as an important tool in ensuring that our executive team remains focused on the consummation of the transaction, without significant distraction or concern relating to personal circumstances such as continued employment.

For additional information about the severance benefits payable under these agreements, as well as the estimated value of these benefits, see “Potential Payments upon Termination or Change in Control” below.

Recoupment (Clawback) Policy

Commencing in fiscal 2012, we expanded the existing recoupment (clawback) policy in our 2008 Plan (and applicable to equity incentive plan awards thereunder) also to apply to annual cash incentive plan awards and sales incentive plan compensation. This policy, which is broader than currently required by applicable law, provides for recoupment of certain benefits in the event that Ciena is required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with any financial reporting requirement under applicable securities laws. Specifically, those executive officers subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, and any other recipient of covered incentive compensation who knowingly engaged in such misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent the misconduct, is required to reimburse Ciena the amount of any payment in settlement of such award earned or accrued during the 12-month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document that contained such material noncompliance.

Required Reimbursement for Personal Use of Corporate Memberships or Tickets

We maintain a policy requiring executive officers, including our Named Executive Officers, to reimburse certain costs associated with any personal use of items such as corporate tickets to sporting or cultural events and personal use of any corporate membership at a golf or similar club. Specifically, any executive officer who makes personal use of such tickets is required to reimburse Ciena for the face value of the tickets used. Any executive who makes personal use of a club in which Ciena has a corporate membership must reimburse Ciena for the cost of any meals, merchandise, greens fees, lessons and other charges associated with his or her use and, in addition, reimburse Ciena for a pro-rata share of the annual membership dues for each day on which he or she makes personal use of the facilities. To date, any personal usage has been extremely limited as corporate memberships are maintained predominately in order to use these facilities for business-related functions. The annual dues for each of the three executive officers named individually on club memberships utilized by Ciena generally range from $8,000 to $15,000.

Stock Ownership Guidelines

In order to further align the interest of Ciena’s executive officers and directors with the interest of our stockholders, and to promote Ciena’’s commitment to sound corporate governance, the Board has established stock ownership guidelines for executive officers, including our Named Executive Officers, as set forth in “Principles of Corporate Governance, Bylaws and Other Governance Documents” above.

Income Tax Considerations

Section 162(m) of the Internal Revenue Code limits to $1 million the deductions we can take in determining our federal income tax for compensation paid to our CEO, and, pursuant to recent IRS guidance, the three other most highly compensated executive officers of Ciena. There is an exception to this limitation for compensation that is “performance-based” as defined in the Code and applicable regulations. We have the ability under our 2008 Plan to qualify compensation as performance-based in compliance with the Code. However, because of our large net operating losses, it is unlikely that we will be required to pay federal income taxes for years, and therefore meeting the requirements of Section 162(m) is not as significant a concern as it might otherwise be, and we do not focus on meeting the requirements of Section 162(m) at the expense of the stated goals of our compensation plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management, and, based on this review and discussion, has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and incorporated into Ciena’s Annual Report on Form 10-K for fiscal 2012 by reference to this proxy statement.

Submitted by the members of the Compensation Committee:

Judith M. O’Brien (Chairperson)
Harvey B. Cash
Bruce L. Claflin

EXECUTIVE COMPENSATION TABLES

The following tabular information, accompanying narrative disclosure and footnoted detail provide compensation-related information for our CEO and CFO and our other three most highly-compensated executive officers as of the end of fiscal 2012. In accordance with SEC rules, compensation information is also provided for Mr. Nachbar, who was no longer serving as an executive officer of Ciena as of the end of fiscal 2012. These executive compensation tables include all compensation awarded to or earned by each executive officer for the fiscal years indicated below in which they served as an executive officer. These individuals are collectively referred to as the “Named Executive Officers” or “NEOs.”

Summary Compensation Table

The Summary Compensation Table below presents compensation earned by our Named Executive Officers for each of the last three fiscal years during which they served as executive officers in accordance with SEC rules.

Summary Compensation Table

		Salary	Bonus	Stock Awards	Option Awards	Non- Equity Incentive Plan Compensation	All Other Compensation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)	($)(3)	($)(4)	($)
Gary B. Smith	2012	$765,032	—	$2,036,700	—	$262,500	$9,205	$3,073,437
President and CEO	2011	$721,154	—	$3,033,462	—	$117,188	$8,789	$3,880,593
	2010	$650,000	—	$1,491,920	—	—	$22,597	$2,164,517

James E. Moylan, Jr.	2012	$459,263	—	$890,536	—	$107,100	$16,621	$1,473,520
Sr. V.P., Finance and CFO	2011	$431,250	—	$1,213,232	—	$47,813	$7,350	$1,699,645
	2010	$385,000	—	$847,523	—	—	$7,350	$1,239,873

Stephen B. Alexander	2012	$408,234	—	$712,301	—	$84,000	$8,681	$1,213,216
Sr. V.P., Chief Technology Officer

François Locoh-Donou	2012	$382,719	—	$801,419	—	$78,750	$68,816	$1,331,704
Sr. V.P., Global Products Group	2011	$214,142	—	$1,491,815	—	$175,432	$762,912	$2,644,301

Philippe Morin	2012	$512,524	—	$801,419	—	$104,507	$2,986	$1,421,436
Sr. V.P., Global Field Organization	2011	$485,772	—	$2,098,431	—	$47,535	$3,042	$2,634,780
	2010	$280,423	—	$1,508,000	—	—	$2,911	$1,791,334

David R. Nachbar	2012	$87,622	—	$601,011	—	—	$833,886	$1,522,519
Former Sr. V.P., Chief Human Resources Officer	2011	$215,387	$100,000	$1,521,000	—	$26,250	$53,503	$1,916,140

_______________________________________

(1)	Salary information for fiscal 2012 reflects the following:

a.	Ciena’s fiscal 2012 year consisted of a 53-week period, as compared to a 52-week period in fiscal 2011 and fiscal 2010.

b.	Mr. Morin’s salary was paid in Canadian Dollars and converted to U.S. dollars based on the average exchange rate for fiscal 2012.

c.	Mr. Nachbar’s salary reflects amounts earned through his January 27, 2012 date of separation.

(2)
The amounts set forth in the “Stock Awards” column represent the aggregate grant date fair value of restricted stock unit and performance stock unit awards granted during the fiscal years noted above, computed in accordance with FASB ASC Topic 718. The aggregate grant date fair value is calculated using the closing price of our common stock on the grant date as if all of the shares underlying these awards were vested and delivered on the grant date. Aggregate amounts do not reflect sale or forfeiture of shares to fund tax withholding in accordance with the terms of the award agreement. Aggregate grant date fair values reported above will likely vary from the actual amount ultimately realized by any executive officer based on a number of factors, including the number of shares that ultimately vest, the timing of vesting, the timing of any sale of shares and the market price of our common stock at that time. See the “Grants of Plan-Based Awards” table below for information relating to restricted stock unit and performance stock unit awards granted during fiscal 2012 under our 2008 Plan.

(3)	Non-Equity Incentive Plan Compensation reflects amounts earned by each Named Executive Officer under Ciena’s cash incentive bonus plan for fiscal 2012.

(4)	All other compensation includes the following for each Named Executive Officer (as applicable) during fiscal 2012:

a.
For each Named Executive Officer, Section 401(k) plan matching contributions paid by us during fiscal 2012 and generally available to all full-time U.S. employees, or in the case of Mr. Morin, contributions paid by us to a defined contribution pension plan that covers Ciena’s employees based in Canada.

b.	For Messrs. Smith and Alexander, costs associated with an annual physical examination based on the amount paid for such service.

c.
To the extent not previously reported, amounts include reimbursement of costs during fiscal 2012 associated with financial planning and tax preparation services generally made available to all Named Executive Officers, subject to a $10,000 annual limit per tax year on such services. Amounts reported for fiscal 2012 reflect reimbursement of these costs for Messrs. Moylan and Nachbar.

d.
For Mr. Nachbar, amount reported reflects a $560,000 severance payment and a $23,815 payment related to accrued vacation time in connection with his separation of service under the terms of Ciena’s U.S. Executive Severance Benefit Plan, along with $8,225 in costs associated with continuation of benefits, and reimbursement of legal expense of $10,923. The amount reported also reflects payments of $152,445 relating to reimbursement of eligible relocation costs during fiscal 2012 and a $74,487 tax gross-up relating to such reimbursement.

e.
For Mr. Locoh-Donou, amount reported reflects $63,624 of reimbursement of eligible relocation costs paid during fiscal 2012 and a $12,838 tax gross up relating to reimbursement of eligible relocation costs.

Grants of Plan-Based Awards

The following table sets forth information regarding non-equity incentive awards and equity awards granted to each of the NEOs during fiscal 2012. For fiscal 2012, non-equity incentive awards to the NEOs consisted of opportunities under our cash incentive bonus plan and equity awards consisted of restricted stock unit and performance stock unit awards. The actual amount of cash incentive compensation earned by the NEOs during fiscal 2012 is set forth in the “Non-Equity Incentive Compensation” column of the “Summary Compensation Table” above.

Non-Equity Incentive Plan Awards.  Non-equity incentive plan awards for fiscal 2012 in the “Grant of Plan-Based Awards” table below represent the estimated range of potential payouts possible under our cash incentive bonus plan. The design of the fiscal 2012 plan period, including the use a combination of eight corporate goals and our fiscal 2012 as-adjusted operating income target to derive the total bonus payout percentage are more fully described in “Compensation Discussion and Analysis” above. In addition, as more fully described in “Compensation Discussion and Analysis,” following initial design of the cash incentive compensation plan for fiscal 2012, the Compensation Committee subsequently determined to reduce the minimum threshold requirement for attainment of the relevant financial objective from 50% to 10% of the target profitability objective. Assuming the satisfaction of the requisite number of operating objectives, based on the level of attainment of the related corporate financial performance objective, bonus opportunities under the cash incentive bonus plan, as modified by the Compensation Committee, were payable at each of the “threshold,” “target” and “maximum” levels as set forth below, with payments interpolated for results falling between the designated levels:

	(Revised) Fiscal 2012 Incentive Bonus Plan
	Perf. Goal Achieved	Target Bonus Payable
Threshold	10%	10%
Target	100%	100%
Maximum	>120%	150%

The “threshold,” “target” and “maximum” values in the table below are calculated by multiplying each person’s base salary for fiscal 2012 by their respective target bonus opportunity (expressed as a percentage of annual base salary) by the applicable target bonus payable factor above.

Equity Awards.  During fiscal 2012, we made equity awards to our NEOs in the form of restricted stock units (RSUs) and performance stock units (PSUs), with all such awards granted under our 2008 Plan. Each such stock award represents a contractual right to receive one share of our common stock. RSU awards granted to the NEOs in fiscal 2012 vest over a four-year term, with one-sixteenth of the grant amount vesting four times each calendar year. PSU awards granted to the NEOs in fiscal 2012 were structured such that the number of shares earned would correlate to the achievement of the “as adjusted” operating income target for the fiscal 2012 performance period. Each PSU was subject to a minimum threshold performance level of 50% of the as adjusted operating income target for fiscal 2012, which would result in 50% of the shares underling the award being earned, and capped such that the number of shares would not increase if the NEOs exceeded the target as adjusted operating income objective. Any shares earned during the fiscal 2012 performance period were subject to further vesting requirements, with any shares earned to be delivered in equal installments in December 2012, 2013 and 2014, subject to the NEO’s continued service with Ciena. For information regarding the performance criteria with respect to PSUs granted in fiscal 2012, see “Compensation Discussion and Analysis” above.

For each equity award made to our NEOs during fiscal 2012, the date that the award was approved by our Compensation Committee was the same as the grant date.

Grants of Plan-Based Awards

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Stock Units	Full Grant Date Fair Value (2)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Type of Award	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)
Gary B. Smith	PSU	12/15/2011				47,765	95,530	—		$1,018,350
	RSU	12/15/2011							95,530	$1,018,350
	Incentive Cash	12/15/2011	$93,750	$937,500	$1,406,250

James E. Moylan, Jr.	PSU	12/15/2011				20,885	41,770	—		$445,268
	RSU	12/15/2011							41,770	$445,268
	Incentive Cash	12/15/2011	$38,250	$382,500	$573,750

Stephen B. Alexander	PSU	12/15/2011				16,705	33,410	—		$356,151
	RSU	12/15/2011							33,410	$356,151
	Incentive Cash	12/15/2011	$30,000	$300,000	$450,000

François Locoh-Donou	PSU	12/15/2011				18,795	37,590	—		$400,709
	RSU	12/15/2011							37,590	$400,709
	Incentive Cash	12/15/2011	$28,125	$281,250	$421,875

Philippe Morin	PSU	12/15/2011				18,795	37,590	—		$400,709
	RSU	12/15/2011							37,590	$400,709
	Incentive Cash	12/15/2011	$37,324	$373,238	$559,856

David R. Nachbar	PSU	12/15/2011				14,095	28,190	—		$300,505
	RSU	12/15/2011							28,190	$300,505
	Incentive Cash	12/15/2011	$21,000	$210,000	$315,000
_______________________________________

(1)	Estimated possible payouts under non-equity incentive plan awards reflect the following:

a.
Cash incentive opportunity reported at the “threshold” level has been calculated in accordance with the revised plan design described in “Non-Equity Incentive Plan Awards” above and more fully described in “Compensation Discussion and Analysis — Annual Cash Incentive Bonus Plan.”

b.	The cash incentive opportunities reported for Mr. Morin are calculated assuming the conversion of Canadian Dollars to U.S. dollars based on the average exchange rate for fiscal 2012.

(2)
Grant Date Fair Value reported in the table above will likely vary from the amount actually realized by any NEO based on a number of factors, including the number of shares that are earned and ultimately vest, the timing of any sale of shares, and the price of our common stock. For RSUs, we calculate grant date fair value by multiplying the number of shares granted by the closing price per share of our common stock on the grant date. For PSUs, we calculate grant date fair value by assuming the satisfaction of any performance-based objectives at the “target” level and multiplying the corresponding number of shares earned based upon such achievement by the closing price per share of our common stock on the grant date.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth, on an award-by-award basis, information related to unexercised options and unvested stock awards held by each Named Executive Officer (other than Mr. Nachbar who held no such awards) as of the end of fiscal 2012. The vesting conditions for each award, including the identification of those awards that are subject to performance-based vesting conditions, are set forth in the footnotes below the table. The market value of equity awards that have not vested is calculated by multiplying the number of shares by $12.78, the closing market price per share of our common stock on The NASDAQ Stock Market on the last trading day of fiscal 2012. Each of the stock options in the table below has a ten-year term from the grant date and an exercise price equal to the closing price on the grant date. All of the options held by our Named Executive Officers at fiscal year end were “out of the money” and had no intrinsic value for purposes of the table below.

Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price		Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested Number of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Grant Date	Exercisable	Unexercisable	($)	Option Expiration Date	(#)		($)	(#)		($)
Gary B. Smith	12/18/2007	69,000	—	$35.21	12/18/2017
	12/18/2006	75,000	—	$27.88	12/18/2016
	11/2/2005	57,037	—	$16.52	11/2/2015
	12/9/2003	32,857	—	$47.32	12/9/2013
	11/19/2002	100,000	—	$31.71	11/19/2012
	12/15/2011								95,530	(1)	$1,220,873
	12/15/2011					77,620	(2)	$991,984
	12/14/2010								42,876	(5)	$547,955
	12/14/2010					71,473	(6)	$913,425
	12/16/2009					42,500	(8)	$543,150

James E. Moylan, Jr.	12/18/2007	35,000	—	$35.21	12/18/2017
	12/15/2011								41,770	(1)	$533,821
	12/15/2011					33,940	(2)	$433,753
	12/14/2010								17,145	(5)	$219,113
	12/14/2010					28,588	(6)	$365,355
	12/16/2009					21,250	(8)	$271,575

Stephen B. Alexander	12/18/2007	47,000	—	$35.21	12/18/2017
	12/18/2006	30,000	—	$27.88	12/18/2016
	11/2/2005	39,285	—	$16.52	11/2/2015
	12/10/2004	17,857	—	$19.95	12/10/2014
	12/9/2003	7,857	—	$47.32	12/9/2013
	11/19/2002	42,875	—	$31.71	11/19/2012
	12/15/2011								33,410	(1)	$426,980
	12/15/2011					27,146	(2)	$346,926
	12/14/2010								17,145	(5)	$219,113
	12/14/2010					28,588	(6)	$365,355
	12/16/2009					18,750	(8)	$239,625

François Locoh-Donou	12/18/2006	20,000	—	$27.88	12/18/2016
	10/26/2005	1,785	—	$17.43	10/26/2015
	6/10/2005	3,143	—	$16.52	6/10/2015
	10/26/2004	725	—	$16.87	10/26/2014
	6/14/2004	5,857	—	$23.73	6/14/2014
	5/26/2004	5,357	—	$22.96	5/31/2014
	5/18/2004	1,785	—	$25.06	5/18/2014
	12/9/2003	25,713	—	$47.32	12/9/2013
	5/14/2003	3,571	—	$38.85	5/14/2013

Outstanding Equity Awards at Fiscal Year-End

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price		Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested Number of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Grant Date	Exercisable	Unexercisable	($)	Option Expiration Date	(#)		($)	(#)		($)
François Locoh-Donou (cont’d)	12/15/2011								37,590	(1)	$480,400
	12/15/2011					30,543	(2)	$390,340
	8/1/2011								29,865	(3)	$381,675
	8/1/2011					29,865	(4)	$381,675
	12/14/2010					17,865	(6)	$228,315
	12/16/2009					16,250	(8)	$207,675

Philippe Morin	12/15/2011								37,590	(1)	$480,400
	12/15/2011					30,543	(2)	$390,340
	8/1/2011								29,865	(3)	$381,675
	8/1/2011					29,865	(4)	$381,675
	12/14/2010								17,145	(5)	$219,113
	12/14/2010					28,588	(6)	$365,355
	4/1/2010					43,750	(7)	$559,125

_______________________________________

(1)
PSU awards granted on December 15, 2011 were subject to achievement of the corporate financial goal described in “Compensation Discussion & Analysis” above for the fiscal 2012 performance period, with any amount earned subject to vest in equal installments on December 20, 2012, 2013 and 2014, provided that the NEO remained in service with Ciena. This goal was not met during fiscal 2012 and the grant amounts were forfeited and returned to the 2008 Plan after the end of fiscal 2012.

(2)	Remaining unvested RSUs granted on December 15, 2011 shall vest as to one-sixteenth of the grant amount on March 20, June 20, September 20 and December 20 of each year through December 20, 2015.

(3)
PSUs granted on August 1, 2011 shall vest as to one-third of the grant amount on December 20, 2013, 2014 and 2015, subject to Ciena’s achievement of the Board-approved performance goal for each such fiscal year.

(4)	Remaining unvested RSUs granted on August 1, 2011 shall vest as to one-third of the grant amount on each of December 20, 2013, 2014 and 2015.

(5)
PSUs granted on December 14, 2010 were to vest on the first to occur of March 20, June 20, September 20 or December 20 following the first anniversary of the last day of the fiscal quarter in which the related performance goals were met and the PSUs were earned. Based upon satisfaction, in part, of the corresponding performance conditions in fiscal 2011, vesting relating to half of each such award, plus an additional incentive opportunity of 70% of such portion of the shares earned due to the early attainment of such performance goal, occurred on December 20, 2012. The remaining half of the award amount was not earned during the performance period and was forfeited and returned to the 2008 Plan after the end of fiscal 2012. The amount reported reflects the value of shares earned and remaining shares capable of being earned or not yet forfeited as of the fiscal year-end measurement date.

(6)	Remaining unvested RSUs granted on December 14, 2010 vest at one-sixteenth of the grant amount on March 20, June 20, September 20, and December 20 of each year, through December 20, 2014.

(7)	Remaining unvested RSUs granted on April 1, 2010 will vest in equal amounts on March 20, June 20, September 20 and December 20 of each year through June 20, 2014.

(8)	Remaining unvested RSUs granted on December 16, 2009 vest in equal amounts on March 20, June 20, September 20 and December 20 of each year through December 20, 2013.

Option Exercises and Stock Vested

The following table sets forth, as to each NEO, information related to stock options exercised and stock awards that vested during fiscal 2012. No stock options were exercised by the Named Executive Officers during fiscal 2012. The value realized upon vesting of stock awards is a pre-tax amount determined by multiplying the aggregate number of shares of stock vested for each NEO during fiscal 2012 by the closing price per share on the corresponding vesting date for that award. Information as to value realized does not take into account reductions related to withholding and other tax-related items, brokerage commissions or fees, or forfeiture or other disposition of shares to cover these amounts. Based upon the timing of his separation of service, Mr. Nachbar did not vest as to any stock awards during fiscal 2012.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name	(#)	($)	(#)	($)
Gary B. Smith	—	—	155,278	$2,054,181
James E. Moylan, Jr.	—	—	56,388	$766,853
Stephen B. Alexander	—	—	75,301	$975,748
François Locoh-Donou	—	—	35,399	$495,544
Philippe Morin	—	—	44,751	$650,544

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Overview

This section describes and quantifies the estimated compensation payments and benefits that would be paid to our Named Executive Officers in each of the following situations:

•	upon death or disability;

•	upon an involuntary separation of service for other than cause;

•	upon a change in control in Ciena; and

•	upon a termination of employment following a change in control of Ciena.

We do not maintain employment agreements with our executive officers, including the NEOs. The information below describes those instances in which our NEOs would be entitled to payments following a termination of employment and/or upon a change in control of Ciena. Our NEOs are “at will” employees and, except as otherwise described below, they are only entitled to payment of accrued salary and vacation time, on the same terms as provided to our other employees, upon any resignation, retirement or termination of employment, with or without cause. Except as otherwise noted below, the calculations below do not include any estimated payments for those benefits that we generally make available on the same terms to our full-time, non-executive employees in the United States.

The estimated payments below are calculated based on compensation arrangements in effect as of the last day of our fiscal 2012 and assume that the triggering event occurred on such date. The estimated payment amounts are based on a Ciena common stock price of $12.78, which was the closing price per share of our common stock on The NASDAQ Stock Market on the last trading day of our fiscal 2012. Our estimates of potential payments are further based on the additional assumptions specifically set forth in the tables below. Although these calculations are intended to provide reasonable estimates of potential compensation benefits payable, the estimated payment amounts may differ from the actual amount that any individual would receive upon termination or the costs to Ciena associated with continuing certain benefits following termination of employment.

Because Mr. Nachbar was no longer employed by Ciena as of the end of fiscal 2012, information with respect to estimated payments assuming a triggering event as of the end of fiscal 2012 is not provided in the tables below. For information with respect to actual severance amounts received during fiscal 2012, please see the information provided in Footnote 4 to the “Summary Compensation Table” above.

Payments Upon Death or Disability

Stock awards, including restricted stock units (RSUs) and performance stock units (PSU) granted under our 2008 Plan and our since terminated 2010 Inducement Equity Award Plan (“2010 Plan”), provide for the acceleration of vesting of any awards that would otherwise vest in the 12 months of vesting following a termination of service resulting from the holder’s death or disability. Acceleration of vesting upon death or disability applies to all employees under these plans, not just our NEOs. Under these plans, a disability is defined as inability to perform each of the essential duties of that person’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months. For each NEO, the amount in the table below reflects the value of the NEO’s stock awards that are subject to acceleration of vesting upon death or disability multiplied by $12.78 per share, the closing price per share of our common stock on The NASDAQ Stock Market on the last trading day of our fiscal 2012.
Acceleration of Vesting of Stock Awards Upon Termination Due to Death or Disability

Value Realized Upon Acceleration
Name	($)
Gary B. Smith	$1,552,387
James E. Moylan, Jr.	$687,117
Stephen B. Alexander	$608,136
François Locoh-Donou	$698,651
Philippe Morin	$953,484

Payments Upon Involuntary Separation of Service for Other than Cause

On June 8, 2011, Ciena adopted the U.S. Executive Severance Benefit Plan (the “Severance Plan”), as approved by the Compensation Committee of Ciena’s Board of Directors. The Severance Plan provides certain U.S.-based employees of Ciena Corporation and certain of its affiliates, including Ciena’s executive officers and employees of the rank of vice president or above, with certain severance benefits in the event of an involuntary termination of his or her services by Ciena without “cause.” As a non-U.S. employee, Mr. Morin does not participate in the Severance Plan, but is entitled to the benefit of severance payments and employment termination notice periods in accordance with relevant laws and regulations applicable to similarly situated Canadian employees of Ciena. Under the Severance Plan, benefits payable to participants upon an involuntary separation of service without cause consist of the following:

Cash Severance Payment. Ciena’s Chief Executive Officer will be entitled to severance equal to two times his annual base salary and annual target incentive bonus, while our other executive officers will be entitled to severance equal to one times their annual base salary and annual target incentive bonus or commission. Non-executives entitled to severance may receive four weeks of base salary for each year of service, with a minimum of 26 weeks and a maximum of 52 weeks. The base salary and, where applicable, bonus payments above would be determined based on the salary rate and incentive compensation program in effect immediately prior to the date of termination. Bonus amounts are to be paid at the “target” level.

Benefits Continuation. For a period of 18 months, in the case of Ciena’s Chief Executive Officer, 12 months for Senior Vice Presidents, and the severance period calculated above for non-executive participants, the participant and his or her family will be eligible to continue to participate in our group medical, dental and vision plans. If we cannot continue benefits coverage, we will provide equivalent coverage for the applicable coverage period above at our expense.

Outplacement Assistance. For a period of 12 months, in the case of Ciena’s Chief Executive Officer and other executive officers, and six months for all other participants, Ciena will provide executive outplacement assistance, at its expense, through its then-current agency.

As a condition of receiving benefits under the Severance Plan, each participant shall agree to deliver a release of claims, comply with certain non-competition and non-solicitation obligations for a 12 month period, and comply with certain continuing obligations with respect to confidential and proprietary information and inventions. Failure to comply with these and other conditions set forth in the Severance Plan will require the repayment of severance benefits in full. In addition, severance payments are subject to recoupment in accordance with applicable law and any future “clawback” policy adopted by Ciena. Should any payment of severance benefits be subject to excise tax imposed under federal law, or any related interest or penalties, severance benefits shall be either (a) paid in full by us, or (b) paid in a lesser amount such that no portion of the payments would be subject to the excise tax, whichever results in receipt by the executive of a greater amount. This “best choice” mechanism above does not require Ciena to pay any excise taxes, or to make any gross-up payments related to excise taxes resulting from any payment of severance benefits.

Under the Severance Plan, a “separation of service” includes a termination of employment by the participant where Ciena and participant anticipate that participant will perform no further services for Ciena, or that the level of services to be performed will permanently decrease to no more than 20% of the average level of services performed over the immediately preceding 36 month period. In addition, under the Severance Plan, “cause” means the occurrence of any one or more of the following:

•
the participant’s willful and continued failure substantially to perform his or her duties (other than as a result of disability), provided in the case of executive officers, such failure shall be determined by the Board following written notice to the participant and an opportunity to be heard;

•	any willful act or omission by the participant in connection with his or her responsibilities as an employee constituting dishonesty, fraud or other malfeasance, immoral conduct or gross misconduct;

•	any willful material violation by the participant of Ciena’s Code of Business Conduct and Ethics or the Proprietary Information, Inventions and Non-Solicitation Agreement; or

•
the participant’s conviction of, or plea of nolo contendere to, a felony or a crime of moral turpitude under the laws of the United States or any state thereof or any other jurisdiction in which Ciena conducts business.

No act or failure to act above shall be deemed “willful” unless effected by the participant not in good faith and without a reasonable belief that such act or failure to act was in or not opposed to Ciena’s best interests. The Severance Plan provides that the benefits to which a participant is entitled under the Severance Plan will be reduced by amounts paid under other Ciena severance plans, policies, programs or practice.

Payments Upon Involuntary Separation of Service for Other than Cause

Name	Salary and Bonus Payment ($)	Continuation of Benefits Coverage and Outplacement ($)	Total ($)
Gary B. Smith	$3,375,000	$27,668	$3,402,668
James E. Moylan, Jr.	$832,500	$18,847	$851,347
Stephen B. Alexander	$737,500	$21,917	$759,417
François Locoh-Donou	$656,250	$22,766	$679,016

Payments Upon Change in Control

Each of our NEOs is a party to an amended and restated change in control severance agreement which provides that upon a “change in control,” any performance-based equity awards (including awards that provide for performance-based vesting or acceleration of vesting, such as PARS and PSUs), to the extent unvested, will be converted into awards with time-based vesting conditions. For these converted awards, the unvested portion will be deemed to have commenced vesting on the grant date, with vesting continuing as to one-sixteenth of the grant amount at the end of each three-month period following the grant date. Converting these awards will cause certain unvested awards to become immediately exercisable or vested upon a change in control. With respect to PSUs granted in December 2011 that had a two-year performance period and included an additional incentive opportunity for accelerated attainment of performance objectives, calculations in the table below reflect the value of shares earned and remaining shares capable of being earned or not yet forfeited as of the measurement date. Calculations in the table below with respect to other PSUs reflect values based upon the “target” level of achievement during the relevant performance period.

In addition, under the terms of certain of our legacy equity incentive plans and stock option award agreements, certain outstanding stock options held by employees, including our NEOs, are subject to 12 months acceleration of vesting upon a change in control of Ciena. As noted in the table below, because such stock options were “underwater” as of the end of fiscal 2012 (meaning exercise prices of these awards exceeded the market price of our common stock), based on the $12.78 closing price per share of our common stock on The NASDAQ Stock Market on the last trading day of our fiscal 2012, no value would have been realized based upon acceleration of such stock options if there had been a change of control as of fiscal 2012 year-end. Conversion of performance-based stock awards and acceleration of stock option vesting, as applicable, upon a change in control does not require termination of employment.

The following table shows, for each NEO, the estimated value of: the conversion of performance-based equity awards, and the resulting acceleration of vesting of these awards, assuming that there was a change in control of Ciena on the last day of our fiscal 2012 and that the acquiror has assumed or provided substitute awards for our outstanding equity awards (see also the “Acceleration of Vesting of Equity Awards Resulting from Change in Control Where Equity Awards are not Assumed or Replaced by Acquiror” table below). The value of stock awards is determined based on the number of shares subject to acceleration of vesting, multiplied by $12.78 per share, the closing price per share of our common stock on The NASDAQ Stock Market on the last trading day of our fiscal 2012.

Acceleration of Vesting of Equity Awards Upon Change in Control

			Conversion of Performance-Based Stock Awards Upon Change in Control
			Shares Subject to Conversion	Shares Subject to Accelerated Vesting Upon Conversion	Value Realized Upon Acceleration
Name	Grant Date	Award	(#)	(#)	($)
Gary B. Smith	12/15/2011	PSU	95,530	17,912	$228,915
	12/14/2010	PSU	42,876	18,758	$239,727

James E. Moylan, Jr.	12/15/2011	PSU	41,770	7,832	$100,093
	12/14/2010	PSU	17,145	7,501	$95,863

Stephen B. Alexander	12/15/2011	PSU	33,410	6,264	$80,054
	12/14/2010	PSU	17,145	7,501	$95,863

François Locoh-Donou	12/15/2011	PSU	37,590	7,048	$90,073
	8/1/2011	PSU	29,865	9,333	$119,276

Philippe Morin	12/15/2011	PSU	37,590	7,048	$90,073
	8/1/2011	PSU	29,865	9,333	$119,276
	12/14/2010	PSU	17,145	7,501	$95,863

Payments Upon Change in Control Where Equity Awards are not Assumed or Substituted

Upon a change in control where the acquiror does not assume Ciena’s outstanding unvested awards or replace them with substitute awards, our current and legacy equity compensation plans provide for acceleration of vesting, or defer any determination of any acceleration of vesting generally to the discretion of our Compensation Committee. This is a typical provision in the design of equity plans and intended to protect the interests of executive and non-executive employees alike. Moreover, we consider the likelihood of such treatment of equity awards by an acquiror in a change in control to be remote. In the table below, however, for illustrative purposes, we have calculated the estimated payments assuming the full acceleration of outstanding awards upon a change in control where the acquiror neither assumes outstanding awards nor provides substitute awards.

Because all options held by our NEOs were underwater as of the end of fiscal 2012, based on the $12.78 closing price per share of our common stock on The NASDAQ Stock Market on the last trading day of our fiscal 2012, no value would have been realized from the acceleration of options if there had been a change of control as of the end of fiscal 2012 where equity awards were not assumed or substituted. Stock awards subject to accelerated vesting have been valued at $12.78 per share, the closing price per share of our common stock on The NASDAQ Stock Market on the last trading day of our fiscal 2012. With respect to PSUs granted in December 2011 that had a two-year performance period and included an additional incentive opportunity for accelerated attainment of performance objectives, calculations in the table below reflect the value of shares earned and remaining shares capable of being earned or not yet forfeited as of the measurement date. Calculations in the table below with respect to other PSUs reflect values based upon the “target” level of achievement during the relevant performance period.

Acceleration of Vesting of Equity Awards Upon Change in Control Where Equity Awards are not Assumed or Replaced by Acquiror

	Value Realized Upon Stock Option Acceleration	Value Realized Upon Stock Award Acceleration
Name	($)	($)
Gary B. Smith	—	$4,217,387
James E. Moylan, Jr.	—	$1,823,617
Stephen B. Alexander	—	$1,597,998
François Locoh-Donou	—	$2,070,079
Philippe Morin	—	$2,777,682

Payments Upon Termination of Employment Following Change in Control

Our change in control severance agreements also provide our executive officers, including each of our NEOs, with severance benefits in the event that his or her employment is terminated by us or any successor entity without “cause,” or, by the officer for “good reason,” within one year following a “change in control.” We refer to this double trigger event, which requires both a change in control of Ciena and a subsequent termination of employment, as a “covered termination.” Severance benefits may also apply where the officer is terminated in advance of a change in control and the officer can reasonably demonstrate that his or her termination was in connection with or in anticipation of the change in control. Our change in control severance agreements continue in effect for a three-year term through October 31, 2013 (provided that the term is subject to an automatic extension in the event that Ciena is in active negotiations regarding, or has entered into a definitive agreement with respect to a change of control transaction) and for up to a period of 12 months following a change in control.

Payment of any severance benefits pursuant to the change in control severance agreements (to the extent permissible under applicable law), is conditioned upon the officer agreeing to be bound by provisions restricting his or her ability to compete with us, and to solicit our employees or business, for one year after termination (eighteen months for our CEO), as well as the officer’s delivery to us of a general release and waiver of claims. In the event of a breach of these provisions, the officer must reimburse all severance benefits paid. The severance benefits described below are to be paid by us or our successor upon a covered termination.

Salary and Bonus Payment.  Pursuant to his change in control severance agreement, upon a covered termination, Mr. Smith would be entitled to receive a lump sum payment equal to 2.5 times his annual base salary and annual target incentive bonus. Our other NEOs would be entitled to receive a lump sum payment equal to 1.5 times their annual base salary and annual target incentive bonus or commission. The base salary and bonus payments in both instances above would be determined based on the salary rate and incentive compensation program in effect immediately prior to either the date of termination or the effective date of the change in control, whichever is higher. Bonus amounts are to be paid at the “target” level.

Continuation of Benefits.  Upon a covered termination, each NEO and his or her family would be eligible to continue to participate in our group medical, dental and vision plans until the earlier of the eighteen months from the covered termination or the date of such officer’s commencement of alternate employment. If we cannot continue benefits coverage, we are obligated to pay for or provide equivalent coverage at our expense. During fiscal 2010, these agreements were amended to remove Ciena’s obligation to pay the officer, on a “grossed-up” basis at the highest marginal income tax rate for individuals, an amount sufficient to cover any additional taxes incurred due to income realized from continued benefits coverage, solely to the extent such taxes result from non-employee status. The agreements continue to provide for Ciena to maintain director and officer insurance coverage for the NEOs as well as any indemnification agreement we have entered into with them.

Acceleration of Vesting of Equity Awards.  Upon a covered termination, all unvested options and stock awards (including RSUs, PSUs and performance-accelerated stock awards, as applicable) held by each NEO would immediately vest and become exercisable.

Applicability of Excise Taxes.  Should any payment of severance benefits to our NEOs pursuant to the change in control severance agreements be subject to excise tax imposed under federal law, or any related interest or penalties, the change in control severance agreements provide that the payments would be either (a) paid in full by us, or (b) paid in a lesser amount such that no portion of the payments would be subject to the excise tax, whichever results in receipt of a greater amount by the NEO. This “best choice” mechanism above does not require Ciena to pay any excise taxes, or to make any gross-up payments related to excise taxes resulting from any payment of severance benefits. Under the change in control severance agreements, responsibility for any excise taxes remains with the employee.

See “Applicable Definitions” below to better understand the meaning of the terms “change in control,” “cause” and “good reason” under our change in control severance agreements.

The following table shows the estimated value of the aggregate payments that would be paid to each NEO pursuant to the change in control severance agreements upon a covered termination. As a result, the total amount below also includes the value realized upon a change in control and reported in the table above in “Payments Upon Change in Control.”

Potential Payments Upon “Covered Termination”

	Salary and Bonus Payment	Continuation of Benefits Coverage	Value Realized Upon Equity Acceleration
Name	($)(1)	($)(2)	($)(3)	Total
Gary B. Smith	$4,218,750	$19,168	$4,217,387	$8,455,305
James E. Moylan, Jr.	$1,248,750	$15,521	$1,823,617	$3,087,888
Stephen B. Alexander	$1,050,000	$20,126	$1,597,998	$2,668,124
François Locoh-Donou	$984,375	$21,399	$2,070,079	$3,075,853
Philippe Morin	$1,306,331	$4,910	$2,777,682	$4,088,923
_______________________________________

(1)
Reflects pre-tax severance payments to each NEO based upon: (a) annual salary in effect as of the end of fiscal 2012, and (b) annual cash incentive compensation payable during fiscal 2012 at the target level. For Mr. Morin, the amount reported above is calculated using the average exchange rate for Canadian dollars during fiscal 2012.

(2)
Includes aggregate incremental costs for continuation of medical and dental benefits as used for financial statement reporting purposes, assuming we are able to continue such existing coverage and continuation costs are commensurate with costs incurred for such coverage during fiscal 2012 despite the NEO’s non-employee status.

(3)
Reflects the conversion of performance-based stock awards upon change in control and value associated with the resulting acceleration of vesting as described in “Payments Upon Change in Control” above, together with the acceleration of stock awards and stock options upon a covered termination. The value of stock option acceleration reflects the number of shares underlying the stock option awards, multiplied by the difference between the actual exercise price of each award and $12.78 per share. None of the NEOs held stock options with exercise prices below $12.78 as of the end of fiscal 2012.

Applicable Definitions. For purposes of determining whether a change in control or covered termination has occurred under the change in control severance agreements, the following terms generally have the following meanings:

“Cause” means:

•	the officer’s willful and continued failure substantially to perform the duties of his position, as determined by the Board of Directors following written notice to the officer;

•	any willful act or omission constituting dishonesty, fraud or other malfeasance;

•	any willful act or omission constituting immoral conduct or gross misconduct;

•	any willful material violation of our Code of Business Conduct and Ethics or Proprietary Information, Inventions and Non-Solicitation Agreement; or

•	the officer’s conviction of, or plea of nolo contendere to, a felony or crime of moral turpitude under federal or state law or the laws of any other jurisdiction in which Ciena conducts business.

“Good reason” means:

•	removal from, or failure to be reappointed or reelected to, the officer’s principal position held immediately prior to the change in control;

•
material diminution in the officer’s position, duties or responsibilities, or the assignment of duties that are inconsistent, in any material respect, with those held immediately prior to the change in control;

•	material reduction in base salary, incentive compensation opportunity or participation in other long-term incentive or benefit plans as in effect immediately before the change in control;

•	relocation of principal workplace, without the officer’s consent, by more than 50 miles; or

•	the failure to obtain the assumption of the change in control severance agreement by any successor company.

“Change in control” means:

•
the direct or indirect sale or exchange by our stockholders of all or substantially all of our outstanding stock, or a merger or consolidation, transaction, in each case, where the stockholders before such transaction do not retain at least a majority voting interest in the acquiring corporation after such transaction;

•	the sale, exchange or transfer of all or substantially all of our assets;

•	a change in the composition of the Board within a two-year period, as a result of which less than a majority of the directors are incumbent directors (as defined in the agreement);

•	our liquidation or dissolution; or

•	any other event determined to be a change in control by our Board of Directors.

In each case, the determination of whether a “change in control” has occurred shall be made without regard to whether such events were hostile or against the position of the Board or were approved or concurred by the Board.

PROPOSAL NO. 3

AN ANNUAL ADVISORY “SAY ON PAY” VOTE TO APPROVE OUR EXCUTIVE COMPENSATION

Ciena is required by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 14A of the Exchange Act to seek a non-binding advisory vote from its stockholders to approve the compensation paid to its Named Executive Officers as disclosed in this proxy statement. We encourage stockholders to read the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this proxy statement for a more detailed discussion of our compensation programs and policies, the compensation governance measures undertaken and implemented by our Board of Directors, and the compensation awarded to our Named Executive Officers during fiscal 2012.

Ciena actively reviews and assesses its executive compensation program in light of the dynamic industry in which it operates, the evolving marketplace for executive talent in which it competes, and changes in compensation governance best practices. Ciena is focused on compensating its executive officers fairly and in a manner that promotes our compensation philosophy. Specifically, Ciena’s compensation program for executive officers focuses on the following principal objectives:

•	align executive compensation with stockholder interests;

•	attract and retain talented executives by offering competitive compensation packages;

•	motivate executives to achieve strategic and tactical corporate objectives, including the profitable growth of Ciena’s business; and

•	promote a pay-for-performance culture and reward executives for individual, functional and corporate performance.

Our Board of Directors believes that Ciena’s executive compensation program has been designed and executed to satisfy these objectives, and that our compensation program is worthy of stockholder support.

In considering our executive compensation practices and design during fiscal 2012, we believe it is important to view these decisions in the context set forth in the “Compensation Discussion & Analysis” section above. In addition, we believe that stockholders should also consider a number of important operating and financial achievements in fiscal 2012. In particular, in spite of macroeconomic uncertainty and cautious spending in our markets that adversely affected many of our competitors, Ciena achieved market share gains and grew revenue approximately 5% during fiscal 2012 as compared to fiscal 2011. In addition, Ciena achieved record sales order flow in fiscal 2012 and grew its backlog at October 31, 2012 over 25% as compared to the prior fiscal year-end. At the same time, Ciena was able to accomplish this growth while reducing annual operating expense as compared to fiscal 2011 and improving operating margin. Lastly, we also successfully increased our cash balance at October 31, 2012 by over $100 million as compared to the end of the prior fiscal year, and generated significantly improved cash from operations in fiscal 2012 as compared to fiscal 2011. All of these metrics evidence the momentum of our business in our markets and provide a strong operating model for continued profitable growth of our business.

We believe that stockholders should also consider the following discussion of key components of our compensation governance practices in determining whether to approve this proposal:

•
Independent Compensation Committee. Executive compensation is reviewed and established by a Compensation Committee of the Board consisting solely of independent directors. The Compensation Committee meets in executive session, without executive officers present, in determining annual compensation. The Compensation Committee receives data, analysis and input from an independent compensation consultant that is not permitted to perform any additional services for Ciena management.

•
Performance-Based Incentive Compensation. Through our compensation design and execution, we seek to promote a pay-for-performance culture. Fiscal 2012 compensation for the Named Executive Officers reflected a significantly increased composition of at-risk, performance-based incentive compensation, consisting of a cash incentive bonus opportunity as well as performance stock unit awards. Elements of performance-based, incentive compensation are closely aligned with financial and operational objectives established in the Board-approved annual operating plan and strategic goals determined by the Board.

•
Limited Perquisites. Our executive officers are eligible for the same benefits as non-executive, salaried employees, and receive limited perquisites, consisting of an annual physical examination and limited tax and financial planning services, and do not participate in supplemental executive retirement plans.

•	No Tax Gross-ups. Executive officers are not eligible for tax-related gross-ups on any perquisites except for certain limited expenses related to relocation.

•
“Double Trigger” Severance Agreements with Fixed Term. Ciena’s change in control severance agreements with executive officers require an actual or constructive termination of employment before benefits are paid following any change in control of Ciena. These agreements also include a fixed, three-year term providing for the sunset and reconsideration of these benefits by the Compensation Committee.

•
Equity Plan Design. Our equity plan includes a number of mechanisms intended to promote alignment with stockholder interests. These include three-year minimum vesting periods for time-based awards, a prohibition on repricing or exchange of outstanding option awards or granting options with exercise prices below fair market value, and no liberal share recycling provisions.

•	Stock Ownership Guidelines. Our executive officers and non-employee directors are subject to stock ownership guidelines described in “Corporate Governance and the Board of Directors” above.

•
Recoupment or “Clawback” Mechanism. For fiscal 2012, the Board expanded Ciena’s recoupment policy beyond what is currently required by applicable law to apply not only to our equity incentive plan awards but also to annual cash incentive plan awards, sales incentive plan compensation and severance benefit plan payments. See “Compensation Discussion and Analysis— Recoupment (Clawback) Policy” for information on the scope and applicability of our compensation clawback mechanism.

The Board recommends that stockholders vote in favor of the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of Ciena’s Named Executive Officers, as disclosed in Ciena’s proxy statement for its 2013 Annual Meeting of Stockholders pursuant to the rules of the Securities and Exchange Commission (including the Compensation Discussion and Analysis, the compensation tables and related footnotes and narrative disclosures under the heading “Executive Compensation Tables”).”

Although this vote is advisory and is not binding on the Board, the Compensation Committee of the Board values the input and views of Ciena stockholders. The Board and the Compensation Committee will review the results of the vote and take them into consideration when considering future executive compensation policies and decisions.

Proposal No. 3 — Recommendation of the Board of Directors

The Board of Directors recommends that Ciena stockholders vote “FOR” the advisory approval of our executive compensation.

POLICY FOR RELATED PERSON TRANSACTIONS

Ciena did not engage in any related person transactions during fiscal 2012 under applicable SEC rules. The Board of Directors has adopted a written Policy for Related Person Transactions. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any related party transaction or series of transactions in which: (i) Ciena was, is or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) a related person had, has or will have a direct or indirect material interest.

For purposes of the policy, a related person is one of the following:

•	any Ciena director, nominee for director or executive officer (as such term is used in Section 16 of the Exchange Act);

•	any immediate family member of a Ciena director, nominee for director or executive officer;

•
any person (including any “group” as such term is used in Section 13(d) of the Exchange Act) who is known to Ciena as a beneficial owner of more than 5% of its voting common stock (a “significant stockholder”); or

•	any immediate family member of a significant stockholder.

Under the policy, all related person transactions above a certain de minimis threshold are required to be approved or ratified by the Audit Committee, or another committee consisting solely of independent directors. As a general rule, any director who has a direct or indirect material interest in the related person transaction should not participate in the consideration of whether to approve or ratify the transaction. Prior to entering into a related person transaction, the material facts regarding the transaction, including the interest of the related person, must be presented to the Audit Committee for review. The Committee will consider whether the related person transaction is advisable and whether to approve, ratify or reject the transaction or refer it to the full Board of Directors, in its discretion. If the Committee approves a related person transaction, it will report the action to the full Board of Directors, and Ciena will disclose the terms of related person transactions in its filings with the SEC to the extent required.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of the end of fiscal 2012, with respect to the shares of Ciena common stock that may be issued under Ciena’s existing equity compensation plans.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (A)

Plan category	(A)	(B)	(C)
Equity compensation plans approved by stockholders(1)	1,826,352	$27.63	14,586,951 (2)
Equity compensation plans not approved by stockholders(3)	1,380,544	$27.27	—
Total	3,206,896	$27.47	14,586,951
_______________________________________

(1)	Consists of awards outstanding under the following equity compensation plans:
•2008 Plan;
•2000 Equity Incentive Compensation Plan;
•1994 Third Amended and Restated Stock Option Plan; and
•1996 Outside Directors Stock Option Plan.
In accordance with SEC rules, awards outstanding in column (A) do not include approximately 3.8 million shares underlying RSU awards issued and outstanding at the end of fiscal 2012.

(2)
As of October 31, 2012, column (C) reflects approximately 7.0 million and 7.6 million shares available for issuance under the 2008 Plan and ESPP, respectively. Pursuant to the terms of the 2008 Plan, if any shares covered by an award under the 2008 Plan or a “prior plan” (as such term is defined in the 2008 Plan) are not purchased or are forfeited, or if an award otherwise terminates without delivery of any common stock, then the number of shares of common stock covered by that award will, to the extent of any such forfeiture or termination, again be available for making awards under the 2008 Plan. The ESPP includes an evergreen feature, pursuant to which, on December 31 of each year, the number of shares available for issuance annually increases by up to 571,428 shares, provided that the total number of shares available for issuance at any time under the ESPP may not exceed approximately 8.2 million shares.

(3)	Consists of awards outstanding under the following equity compensation plans:
•2010 Plan;
•1999 Non-Officer Stock Option Plan; and

•
the following equity compensation plans assumed by Ciena in connection with acquisitions: the Cyras Systems, Inc. 1998 Stock Plan, the Catena Networks, Inc. 1998 Equity Incentive Plan, the Internet Photonics, Inc. 2000 Corporate Stock Option Plan, and the World Wide Packets, Inc. 2000 Stock Incentive Plan.

In accordance with SEC rules, awards outstanding in column (A) do not include approximately 0.6 million shares underlying RSU awards issued and outstanding at the end of fiscal 2012.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

Pursuant to Rule 14a-8 under the Exchange Act, some proposals by stockholders may be eligible for inclusion in our proxy statement for the 2014 Annual Meeting. Submitted stockholder proposals must include proof of ownership of Ciena common stock in accordance with Rule 14a-8(b)(2). These submissions must comply with the rules of the SEC for inclusion in our proxy statement and must be received no later than October 4, 2013. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may want to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws.

If you wish to present a proposal or nomination before our 2014 Annual Meeting, but you do not intend to have your proposal included in our 2014 proxy statement, your proposal must be delivered no earlier than November 20, 2013 and no later than December 20, 2013. If the date of our 2014 Annual Meeting of stockholders is more than 30 calendar days before or more than 70 calendar days after the anniversary date of the 2013 Annual Meeting, your submission must be delivered not earlier than 120 days prior to such Annual Meeting and not later than the later of the 90th day prior to such Annual Meeting or the 10th day following the public announcement of the date of such meeting.

To submit a proposal or nomination, stockholders should provide written notice to Ciena Corporation, 7035 Ridge Road, Hanover, Maryland 21076, Attention: Corporate Secretary. Stockholders should note that our bylaws clarify the applicability of Ciena’s advance notice provision to all stockholder proposals, whether or not submitted for inclusion in Ciena’s proxy statement. Specifically, Article I, Section 4(A)(3)(c) of the bylaws, governing stockholder submission of a proposal or nomination of a person for election as a director, requires a stockholder to include the following information in the notice provided to Ciena:

•	the name and address of such stockholder and any beneficial owner;

•	the class and number of shares that are owned beneficially and of record by the stockholder and any beneficial owner;

•	a representation that the stockholder is entitled to vote at the meeting and intends to attend the meeting to present the proposal or director nomination;

•	whether the stockholder intends to conduct a proxy solicitation;

•
a description of any agreement, arrangement or understanding between the stockholder, any beneficial owner, any of their affiliates or other persons acting in concert with them, with respect to the nomination or proposal; and

•
a description of any agreement, arrangement or understanding, including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares, entered into as of the notice date by, or on behalf of, the stockholder and any beneficial owner, the effect or intent of which is to mitigate loss, manage risk, benefit from share price changes, or increase or decrease voting power of the stock held by such person.

The description above is intended as a summary and is qualified in its entirety by reference to the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates available on the “Corporate Governance” page of the “Investors” section of our website at www.ciena.com.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires Ciena’s directors and officers, and persons who own more than 10% of Ciena’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and The NASDAQ Stock Market. Such persons are required by SEC regulations to furnish Ciena with copies of all Section 16(a) forms that they file.

Based solely on Ciena’s review of the copies of such forms furnished to Ciena and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements of our directors and executive officers were met during fiscal 2012.

ANNUAL REPORT ON FORM 10-K

A copy of Ciena’s Annual Report to Stockholders for fiscal 2012, which includes the Annual Report on Form 10-K, has been posted on the Internet along with this proxy statement, each of which is accessible by following the instructions in the Notice. The Annual Report to Stockholders is not incorporated into this proxy statement and is not considered proxy-soliciting material.

Ciena filed its Annual Report on Form 10-K with the SEC on December 21, 2012. Ciena will mail without charge, upon written request, a copy of its Annual Report on Form 10-K for fiscal 2012, excluding exhibits. Please send a written request to Investor Relations, Ciena Corporation, 7035 Ridge Road, Hanover, Maryland, 21076, or access these materials from the “Investors” section of Ciena’s website at www.ciena.com.

HOUSEHOLDING OF PROXY MATERIALS

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials, including the Notice of Internet Availability of Proxy Materials, in accordance with a notice sent earlier by their bank or broker. This practice of sending only one copy of proxy materials is called “householding,” and this practice saves Ciena money in printing and distribution costs and reduces the environmental impact of our Annual Meeting. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you receive your proxy materials by mail, we encourage you to elect to receive future copies of our proxy materials by e-mail. To enroll in this program, follow the instructions included on your Notice of Internet Availability of Proxy Materials or proxy materials provided by your bank or broker. Enrollment in the online program will remain in effect for as long as your brokerage account is active or until enrollment is canceled. Enrolling to receive proxy materials online will save Ciena the cost of printing and mailing documents, and reduce the environmental impact of our Annual Meeting.

ciena

*CIENA CORPORATION*
*7035 RIDGE ROAD*
*HANOVER, MD 21076*

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/ciena**

You may attend the Meeting on March 20, 2013 at 3:00 p.m. Eastern Time via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M51859-P33141

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**CIENA CORPORATION**

**The Board of Directors recommends you vote FOR the following proposals:**

1. Election of Class I Directors to serve for three-year term, or until their successors are duly elected and qualified;

| Nominees: | For | Against | Abstain |
|---|---|---|---|
| 1a. Lawton W. Fitt | ☐ | ☐ | ☐ |
| 1b. Patrick H. Nettles, Ph.D | ☐ | ☐ | ☐ |
| 1c. Michael J. Rowny | ☐ | ☐ | ☐ |

**NOTE:** Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

| Signature [PLEASE SIGN WITHIN BOX] | Date | Signature (Joint Owners) | Date |
|---|---|---|---|
| | | | |

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Notice and Proxy Statement and Annual Report with Form 10-K are available at www.proxyvote.com.

M51860-P33141

**CIENA CORPORATION**
**Annual Meeting of Stockholders**
**March 20, 2013 3:00 PM Eastern Time**

**This proxy is solicited by the Board of Directors**

The undersigned hereby revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, and appoints Gary B. Smith, James E. Moylan, Jr. and David M. Rothenstein, or any of them, the proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Ciena Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Ciena Corporation to be held via live webcast at www.virtualshareholdermeeting.com/ciena on Wednesday, March 20, 2013 at 3:00 p.m. Eastern Time, or any adjournment thereof.

**This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.**

**Continued and to be signed on reverse side**